Exhibit 10.23

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Execution Version

ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

THIS ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of June 30, 2018, by and between: BIODESIX, INC., a Delaware corporation (“Purchaser”); INTEGRATED DIAGNOSTICS, INC., a Delaware corporation (“Seller”); and the stockholders of Seller set forth on Exhibit A (each a “Stockholder”). Certain capitalized terms used in this Agreement are defined in Exhibit B.

RECITALS

Seller and Purchaser wish to provide for the sale of the Transferred Assets (as defined in Section 1.1) to Purchaser on the terms, and subject to the conditions, set forth in this Agreement.

Seller and Purchaser intend for the Transactions to constitute a “reorganization” within the meaning of Section 368(a) of the Code, and for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. SALE OF TRANSFERRED ASSETS; RELATED TRANSACTIONS; CLOSING.

1.1    Sale of Transferred Assets. At the Closing (as defined in Section 1.6), Seller shall cause to be sold, assigned, transferred, conveyed and delivered to Purchaser all of the Transferred Assets (as defined below), free of any Encumbrances (other than Permitted Encumbrances), on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, “Transferred Assets” shall mean and include all of the properties, rights, interests and other tangible and intangible assets of Seller (other than the Excluded Assets). Without limiting the generality of the foregoing, the Transferred Assets shall include:

(a)    all of the Intellectual Property and Intellectual Property Rights that are owned by Seller, together with the goodwill associated with the Transferred Assets;

(b)    all machinery, equipment, furniture, fixtures, improvements, computer equipment, servers and other tangible or fixed assets that are owned or controlled by Seller;

(c)    all books, records, information, files, data, customer lists, records, mailing lists, correspondence, research and development reports and advertising and promotional materials;

(d)    all rights of Seller under the Seller Contracts identified on Schedule 1.1(d) (the Seller Contracts referred to in this Section 1.1(d) being referred to as the “Transferred Contracts”);

(e)    all claims of Seller against other Persons relating to the Transferred Assets and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by Seller relating to the Transferred Assets; and

(f)    all accounts receivable, notes receivable and other receivables of Seller; and

(g)    all deposits, advances, prepaid expenses, accrued rebates and credits.

1.2    Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the parties agree that Seller is not selling, assigning, transferring, conveying or delivering to Purchaser, and the Transferred Assets shall not include, any of Seller’s rights under this Agreement and the Ancillary Agreements and any of the assets specifically identified on Schedule 1.2 (the “Excluded Assets”).

1.3    Purchase Price. As consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to Purchaser, at the Closing (a) Purchaser shall issue to Seller at the Closing an aggregate of 10,649,904 shares of Series G Preferred Stock (the “Closing Shares”), of which 2,219,981 shares of Series G Preferred Stock will be held by Purchaser pursuant to Section 1.4 and Section 7 hereof (the “Holdback Shares”); (b) when and if the Milestone Event is achieved prior to the seventh anniversary of the date hereof, Purchaser shall issue to Seller (or if Seller has been dissolved at such time, to the Stockholders who have executed a Stockholder Package) an aggregate of 14,959,114 shares of Series G Preferred Stock (as adjusted for share splits, share dividends, recapitalizations and the like) (as adjusted, the “Milestone Shares”, and together with the Closing Shares, the “Securities”), or if an Acquisition of Purchaser has occurred prior to the date the Milestone Event is achieved prior to the seventh anniversary of the date hereof, in lieu of the Milestone Shares, Purchaser (or its successor-in-interest) shall issue to Seller (or if Seller has been dissolved at such time, to the Stockholders who have executed a Stockholder Package) the same consideration received by the other holders of Series G Preferred Stock in such Acquisition equivalent to the number of Milestone Shares otherwise receivable pursuant to this clause (b), (c) Purchaser shall assume the Assumed Liabilities; and (d) Purchaser shall assume all other liabilities of Seller (other than the Assumed Liabilities) up to an amount equal to the amount of Accrued Wages (subject to adjustment pursuant to Section 5.11) (the “Additional Liabilities”), provided, however, that if the Additional Liabilities assumed by Purchaser are less than the amount of Accrued Wages, then Purchaser shall pay to Seller the difference in cash no later than December 31,

2018 ((a), (b), (c) and (d) collectively, the “Purchase Price”). The Closing Shares (including, for the avoidance of doubt, the Holdback Shares except to the extent forfeited pursuant to Section 7.8) shall be reflected on Purchaser’s books and records as issued at Closing to Seller (and Seller shall have the rights to vote and dividends, if any, paid with respect to such Securities), for which stock certificates will be delivered by Purchaser after Closing (subject to the provisions of this Agreement in the case of the Holdback Shares).

1.4    Holdback Shares. At Closing, Purchaser shall issue the Holdback Shares to the Seller, provided, however, that the Holdback Shares shall be subject to forfeiture to Purchaser in accordance with Section 7.8, for no consideration payable to the applicable holder of such Holdback Shares (the “Holdback Forfeiture Condition”). On the date [***] days after the Survival Date (the “Release Date”), the Holdback Forfeiture Condition shall expire with respect to the number of Holdback Shares equal to the then remaining Holdback Shares as of the Release Date and shall be, to the extent such number of shares exceeds the aggregate value of all Unresolved Claims as of the Release Date, issued to Seller (or if Seller has been dissolved at such time, to the Stockholders who have executed a Stockholder Package). Any portion of the Holdback Shares that is retained to satisfy such Unresolved Claims shall be referred to as the “Retained Amount.” Following the Release Date, once an Unresolved Claim is finally resolved, then, promptly upon the final resolutions of such Unresolved Claim, the Holdback Forfeiture Condition shall expire with respect to the number of Holdback Shares equal to the amount not required to satisfy such claim, if any, to the extent that the portion of the Retained Amount not permanently withheld by Purchaser as of such time exceeds the aggregate of all amounts then subject to Unresolved Claims, issued to Seller (or if Seller has been dissolved at such time, to the Stockholders who have executed a Stockholder Package).

1.5    Assumption of Certain Liabilities. Purchaser will not assume any Liabilities of Seller (whether or not related to the Transferred Assets), including any Liabilities (including costs and expenses) incurred as a result of Legal Proceedings relating to any such Liabilities. As the sole exception to the foregoing, effective as of the close of business on the Closing Date, Purchaser will assume, discharge and perform as and when due all of the obligations of Seller (a) under the Transferred Contracts, but in any case only to the extent that such obligations: (i) arise after the Closing Date; (ii) do not arise from or relate to any breach by Seller of any provision of any of such Transferred Contracts prior to the Closing; (iii) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of such Transferred Contracts; and (iv) are ascertainable solely by reference to the express terms of such Transferred Contracts; provided, however, Purchaser shall not be obligated to assume, discharge or perform any Liability under any Transferred Contract, if Seller shall not have obtained any Consent required to be obtained from any Person with respect to the assignment or delegation to Purchaser of any rights or obligations under such Transferred Contract; and (b) those Liabilities expressly set forth on Schedule 1.5 (collectively, the “Assumed Liabilities”).

1.6    Closing. The closing of the sale of the Transferred Assets to Purchaser and the other Transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the execution and delivery of this Agreement. The date on which the Closing is held is herein referred to as the “Closing Date.”

1.7    Transaction Taxes.

(a)    Seller shall be liable for any stamp, documentary, sales, use, value added, registration, property, excise, transfer or similar Taxes, charges or fees (“Transfer Taxes”) that may become payable in connection with the conveyance and transfer of the Transferred Assets to Purchaser or otherwise in connection with the Transactions, and Seller will make all filings, returns, reports and forms as may be required to comply with the provisions of all applicable Legal Requirements relating to Transfer Taxes. Purchaser and Seller will cooperate to the extent reasonably necessary to prepare and file all necessary documents relating to Transfer Taxes as may be required.

(b)    Each of Purchaser and Seller shall reasonably cooperate, and shall cause their respective Affiliates to reasonably cooperate, with each other to lawfully minimize any Transfer Taxes. At Purchaser’s discretion, any such Transfer Taxes incurred by Purchaser may be withheld from payments otherwise due pursuant to this Agreement.

1.8    Withholding. Purchaser shall be entitled to deduct and withhold from all amounts payable pursuant to this Agreement all amounts that Purchaser is required to deduct and withhold under any provision of applicable Legal Requirements. To the extent such amounts are withheld or deducted and paid over to the applicable Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.9    Seller Put Option.

(a)    General. Subject to the terms and conditions of this Section 1.9, if the Milestone Event is achieved prior to the seventh anniversary of the date hereof, Seller shall have the option (the “Put Option”) to cause Purchaser to redeem the Milestone Shares from Seller and the Stockholders at a price equal to [***] per share (as adjusted for share splits, share dividends, recapitalizations, conversions and the like) (as adjusted, the “Redemption Price”) after receipt by Purchaser of Seller’s election to exercise the Put Option (the “Redemption Request”). The Put Option shall expire six months after the date the Milestone Event is achieved. Upon receipt of a Redemption Request, Purchaser shall redeem the Put Option over up to eight calendar quarters in equal quarterly installments, plus interest as described below, with redemption payments commencing in the calendar quarter following the calendar quarter when Purchaser receives the Redemption Request. The date of each such installment shall be referred to as a “Redemption Date.” On each Redemption Date, Purchaser shall redeem, on a pro rata basis in accordance with the number of Milestone Shares owned by Seller or a Stockholder, that number of outstanding Milestone Shares determined by dividing (i) the total number of Milestone Shares outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). This Section 1.9 shall be interpreted to conform, to the greatest extent possible, with the provisions of Delaware law governing distributions to stockholders. If on any Redemption Date Delaware law governing distributions to stockholders prevents Purchaser from redeeming all Milestone Shares to be redeemed, Purchaser shall ratably redeem the maximum number of Milestone Shares that it may redeem consistent with such law, and shall redeem the remaining Milestone Shares as soon as it may lawfully do so under such law. Following a Redemption Request, Purchaser may elect to redeem all remaining Milestone Shares outstanding at any time.

(b)    Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of Milestone Shares to be redeemed on such Redemption Date shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to Purchaser to indemnify Purchaser against any claim that may be made against Purchaser on account of the alleged loss, theft or destruction of such certificate) to Purchaser, in the manner and at the place designated by Purchaser, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the Milestone Shares represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed Milestone Shares shall promptly be issued to such holder.

(c)    Interest. If any Milestone Shares are not redeemed for any reason on any Redemption Date, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and Purchaser shall pay interest on the Redemption Price applicable to such unredeemed shares at an aggregate per annum rate equal to [***] (increased to [***] if Purchaser is more than [***] business days late in making a payment on a Redemption Date beginning on the date such payment was due and lasting until the late redemption payment and any interest thereon has been paid in full), with such interest to accrue daily in arrears beginning on the first day of the calendar quarter following the calendar quarter in which Purchaser receives the Redemption Request; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”), provided, however, that Purchaser shall take all such actions as may be necessary, including without limitation, making any applicable governmental filings, to cause the Maximum Permitted Rate to be the highest possible rate. In the event any provision hereof would result in the rate of interest payable hereunder being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Redemption Date to the extent permitted by law. For the avoidance of doubt, there is no prepayment penalty (and no interest shall be due) if any redemption payments or Redemption Prices are paid prior to a required Redemption Date.

(d)    Nature of Redemption Payments. The redemption payments set forth in this Section 1.9 shall be general, unsecured obligations of Purchaser.

1.10    Purchaser Call Option.

(a)    General. Subject to the terms and conditions of this Section 1.10, if the Milestone Event is achieved prior to the seventh anniversary of the date hereof, Purchaser shall have the option (the “Call Option”) to repurchase the Milestone Shares from Seller and the Stockholders at a price equal to [***] per share (as adjusted for share splits, share dividends, recapitalizations, conversions and the like) (as adjusted, the “Repurchase Price”). The Call Option shall be exercisable during the twelve month period starting thirty (30) days following the expiration of the Put Option as described in Section 1.9.

(b)    Exercise of Call Option. Purchaser, or any assignee or assignees of Purchaser, may exercise the Call Option with respect to all or a portion of the Milestone Shares by giving notice to the holder of the Milestone Shares during the period of the Call Option in writing. Upon exercise of the Call Option, Purchaser will pay to the holder of the Milestone Shares the Repurchase Price for the Milestone Shares being repurchased. Purchaser may pay the Repurchase Price in two equal quarterly installments, plus interest at an aggregate per annum rate equal to [***], with such interest to accrue daily in arrears beginning on the first day of the calendar quarter following the calendar quarter in which Purchaser exercises the Call Option; provided, however, that in no event shall such interest exceed the Maximum Permitted Rate, provided, however, that Purchaser shall take all such actions as may be necessary, including without limitation, making any applicable governmental filings, to cause the Maximum Permitted Rate to be the highest possible rate. In the event any provision hereof would result in the rate of interest payable hereunder being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Redemption Date to the extent permitted by law. Purchaser is entitled to pay for any Milestone Shares purchased pursuant to its Repurchase Option at Purchaser’s option in cash or by offset against any indebtedness owing to Purchaser, or by a combination of both. Upon exercise of the Repurchase Option and payment of the purchase price in any of the ways described above, Purchaser will become the legal and beneficial owner of the Milestone Shares being repurchased and all rights and interest in or related to the Milestone Shares, and Purchaser will have the right to transfer to its own name the Milestone Shares being repurchased by Purchaser, without further action by Purchaser. The certificate(s) representing the Milestone Shares that have been repurchased by Purchaser will be delivered to Purchaser. It is expressly agreed between the parties that money damages are inadequate to compensate Purchaser for the Milestone Shares and that Purchaser will, upon proper exercise of the Repurchase Option, be entitled to specific enforcement of its rights to purchase and receive said Milestone Shares.

(c)    Nature of Repurchase Payments. The repurchase payments set forth in this Section 1.10 shall be general, unsecured obligations of Purchaser.

1.11    Block of Payments. Notwithstanding anything in Section 1.9 and Section 1.10 to the contrary, no payments to Seller in connection with the Put Option or the Call Option may be made until the [***] day after the payment in full in cash of all obligations (other than inchoate indemnity obligations or other obligations that specifically survive termination) under that certain Loan and Security Agreement dated as of February 23, 2018 (as amended, restated or modified from time to time) between Purchaser, the other parties thereto from time to time, and Innovatus Life Sciences Lending Fund I, LP, a Delaware limited partnership, and its permitted successors and assigns (the “Senior Lender”). For the avoidance of doubt, any amounts owed but not paid under Section 1.9 or 1.10 shall be considered owed and accruing until paid in full, but shall not be permitted to be paid until the conditions specified in the immediately preceding sentence are satisfied. Sections 1.9, 1.10 and 1.11 cannot be amended or modified without the written consent of the Senior Lender. The Purchaser and Seller hereby agree that (x) the Senior Lender is an express third party beneficiary of this Section 1.11 and can enforce its rights as such express third-party beneficiary to the fullest extent of the law and (y) this Section 1.11 may not be amended without the Senior Lender’s prior written consent, which may be granted or withheld in its sole discretion.

1.12    No Distributions. Purchaser hereby covenants to Seller that until all amounts owed and owing to Seller under Section 1.9 and 1.10 (which include, for the avoidance of doubt, all amounts that are owed and accruing but not payable due to the effect of Section 1.11) have been paid in full in cash, Purchaser, either directly or indirectly, will not pay any dividends or make any distribution or payment on account of, or redeem, retire or purchase any capital stock, except that (i) Purchaser may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, and (ii) Purchaser may pay dividends or distributions solely in its common stock, in each case of (i) and (ii) of this paragraph, as long as no payments in cash are made in connection thereto.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to and for the benefit of the Purchaser Indemnitees, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and subsection numbers) supplied by Seller to Purchaser (the “Disclosure Schedule”) (it being understood that the disclosure set forth in each section and subsection of the Disclosure Schedule shall qualify (a) the representations and warranties set forth in the corresponding section or subsection of this Section 2, (b) any exception or disclosure explicitly cross-referenced to such part or subpart of the Disclosure Schedule by reference from another part or subpart of the Disclosure Schedule and (c) any other representations and warranties set forth in this Section 2 if it is readily apparent based on the substance of such disclosure that the disclosure applies to such other representations and warranties), as follows:

2.1    Corporate Status; Subsidiaries.

(a)    Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, (b) has all requisite corporate power and authority to carry on its Business and (c) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. True and complete copies of (a) the certificate of incorporation, bylaws and other charter and organizational documents of Seller, each as amended and in effect as of the date of this Agreement (the

“Organizational Documents”), (b) the stock records of Seller and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of Seller, the board of directors of Seller and all committees thereof have been delivered to Purchaser. Seller is not in violation in any material respect of any of the provisions of the Organizational Documents and Seller has not taken any action that is inconsistent with any resolution adopted by the stockholders of Seller, the board of directors of Seller or any committees thereof, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    Seller has no Subsidiaries, and other than Common Stock, Series Seed Preferred Stock and Series A Preferred Stock of Indi Molecular, Inc., and Seller does not own any capital stock of, or any equity interest of any nature in, any other Entity. Seller has not agreed and is not obligated to make, nor is it bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

2.2    Authorization and Enforceability; No Conflict

(a)    Seller has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder, and the consummation by Seller of the transactions contemplated by this Agreement, have been duly authorized by the board of directors of Seller, and no other corporate action on the part of Seller is necessary to authorize the execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder or the consummation by Seller of the Transactions, other than the approval of the stockholders of Seller. This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by the other parties to this Agreement) constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by or subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or (ii) the effect of rules of Legal Requirements and general principles of equity, including those governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exception”).

(b)    The board of directors of Seller (at a meeting duly called and held) has (i) unanimously determined that the Agreement is advisable and fair and in the best interests of Seller and the Stockholders, (ii) unanimously authorized and approved the execution, delivery and performance of this Agreement by Seller and (iii) unanimously resolved to recommend adoption of this Agreement and approval of the Transactions by the Stockholders.

(c)    The execution and delivery of this Agreement, the performance by Seller of its obligations hereunder and the Ancillary Documents to which Seller is a party,

and the consummation by Seller of the Transactions or the Ancillary Documents to which Seller is a party, do not (i) conflict with, or result in any violation of the Organizational Documents; (ii) conflict with or result in a violation of any material permit or Legal Requirement applicable to Seller or its assets; or (iii) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any rights of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Encumbrance (excluding Permitted Encumbrances) upon any of the Transferred Assets.

(d)    No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by Seller in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents to which Seller is a party or the consummation of the Transactions, except for such consents, registrations, declarations, notices or filings which, if not obtained, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

2.3    Capitalization.

(a)    The outstanding capital stock of Seller is held by the stockholders identified on Exhibit C hereto. Such stockholders collectively own all the outstanding capital stock of Seller (the “Capital Stock”).

(b)    There are outstanding Seller Options to purchase [***] shares of Company Common Stock, all of which Seller Options were granted pursuant to the Seller Equity Plan (and the per share exercise price for each outstanding Seller Option is below the fair market value per share of the Seller’s Common Stock).

(c)    Seller’s capitalization table attached hereto as Exhibit C is true and complete, in all material respects, as of the Closing Date.

(d)    Except as set forth in Section 2.3(b) or in Part 2.3(c) of the Disclosure Schedule, there is no: (A) outstanding Seller Stock Awards or any subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Seller; (B) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Seller; (C) Contract under which Seller is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (D) condition or circumstance that would reasonably be expected to give rise to or provide a reasonable basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Seller or any portion of the consideration payable in connection with the Transactions. Except for the Seller Equity Plan, Seller has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person.

(e)    None of the provisions of this Agreement will violate the terms of the Seller Equity Plan or any agreement pursuant to which stock options or other compensatory equity awards have been issued under the Seller Equity Plan.

(f)    All outstanding shares of Capital Stock, and all outstanding Seller Options and Seller Stock Awards, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts governing the issuance of such Seller Options and Seller Stock Awards, as applicable.

2.4    Financial Statements; Undisclosed Liabilities.

(a)    Seller has delivered to Purchaser the following financial statements (collectively, the “Seller Financial Statements”): (a) the audited financial statements of Seller as of and for the years ended December 31, 2014 and December 31, 2015, and (b) the unaudited financial statements of Seller as of and for the years ended December 31, 2016 and December 31, 2017 and for the five months ended May 31, 2018 (the “Balance Sheet Date”).

(b)    The Seller Financial Statements are accurate and complete in all material respects and fairly present in all material respects the financial position of Seller as of the respective dates thereof and the results of operations and cash flows of Seller for the periods covered thereby in accordance with GAAP. Seller Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered; provided, however, that the unaudited Seller Financial Statements are subject to normal recurring year-end audit adjustments (none of which individually or in the aggregate will be material in amount) and do not contain all footnotes required under GAAP.

(c)    Seller does not have any Liability which is material and required by GAAP to be shown on a balance sheet, except for (a) Liabilities shown on the most recent balance sheet included in Seller Financial Statements (the “Balance Sheet”) and (b) liabilities which have been incurred by Seller since the Balance Sheet Date in the ordinary course of business and consistent with Seller’s past practices.

(d)    Except as may be listed on Part 2.4(d) of the Disclosure Schedules, Seller is not now insolvent, nor will it be rendered insolvent by any of the Transactions. As used in this section, “insolvent” means the debts and other probable Liabilities of an Entity exceed the sum of the present fair saleable value of the assets of such Entity. Except as may be listed on Part 2.4(d) of the Disclosure Schedules, immediately after giving effect to the consummation of the Transactions: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; and (ii) Seller will have assets (calculated at fair market value) that exceed its Liabilities.

2.5    Absence of Changes.

(a)    Since the Balance Sheet Date, there has not been, occurred or arisen any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, any Material Adverse Effect.

(b)    Since the Balance Sheet Date, (i) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Seller; (ii) Seller has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or other securities or repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities; (iii) Seller has not made any capital expenditure in excess of [***] individually or [***] in the aggregate; (iv) Seller has not leased or licensed any asset (excluding any renewals of previously leased or licensed asset) to or from any other Person with a value in excess of [***]; (v) Seller has not made any loan or advance to any other Person (other than travel advances made to employees in the ordinary course of business); (vi) no Seller Contract has been entered into or amended or terminated; (vii) Seller has not forgiven any debt or otherwise released or waived any right or claim; and (viii) Seller has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses “(i)” through “(vii)” above.

2.6    Title to Assets; Equipment; Leasehold.

(a)    Seller owns, and has good and valid title to, or has a valid leasehold in, all of the Transferred Assets. None of such Transferred Assets is subject to any Encumbrances (other than Permitted Encumbrances). The Transferred Assets collectively constitute all of the assets (other than Intellectual Property assets) necessary to enable Seller to conduct its business as currently conducted.

(b)    The equipment owned by or leased to Seller that is included in the Transferred Assets is in good operating condition and repair and has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted) and is adequate and suitable for its present uses.

(c)    Seller does not own any real property or any interest in real property. All leases of personal property that are included in the Transferred Contracts are valid, binding and enforceable against Seller in accordance with their respective terms and, to the Knowledge of Seller, there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

2.7    Intellectual Property.

(a)    Products and Services. Part 2.7(a) of the Disclosure Schedule accurately identifies and describes each Seller Product being designed, developed, manufactured, marketed, distributed, provided, licensed or sold by Seller.

(b)    Registered IP; Other Seller IP. Part 2.7(b)(i) of the Disclosure Schedule accurately identifies: (i) each item of Registered IP in which Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest and (iv) to the extent applicable, all inventors of such item of Registered IP. Seller has provided to Purchaser complete and accurate copies of all applications and approvals to or from any Governmental Body. Each item of Registered IP described in Part 2.7(b)(i) of the Disclosure Schedule is and at all times has been in compliance with all Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Registered IP in full force and effect have been made by the applicable deadline. No application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of Seller that is material to the Seller’s business, including the Registered IP listed in Part 2.7(b)(i) of the Disclosure Schedule, has been abandoned, allowed to lapse, withdrawn, disclaimed, cancelled, forfeited, relinquished or rejected, except in the ordinary course of prosecution. Part 2.7(b)(i) of the Disclosure Schedule accurately identifies and describes each formal action, filing, and payment that must be taken or made on or before the date that is [***] days after the date of this Agreement to maintain such item of Registered IP in full force and effect. No interference, opposition, reissue, reexamination, or other Legal Proceeding is or has been pending or, to Seller’s Knowledge, threatened, in which the scope, validity, or enforceability of any Seller IP is being or has been contested or challenged. To Seller’s Knowledge, there is no basis for a claim that any Registered IP described in Part 2.7(b)(i) of the Disclosure Schedule is invalid or unenforceable and no Intellectual Property or Intellectual Property Rights of any third party are dominating, interfering or potentially dominating or interfering with the Registered IP described in Part 2.7(b)(i) of the Disclosure Schedule. Seller has taken reasonable measures to record and maintain any and all inventions and discoveries that are, in the reasonable discretion and judgment of the Seller, both material to the Business and reasonably likely to be patentable. To Seller’s Knowledge, Seller has not engaged in any inequitable or unlawful conduct, patent or copyright misuse, or fraud, or failed to disclose material prior art, in connection with the prosecution of any Registered IP described in Part 2.7(b)(i) of the Disclosure Schedule or the enforcement or licensing of any such Registered IP, in a manner that would result in the lapse, abandonment, disclaimer, cancellation, forfeiture, relinquishment, invalidity or unenforceability of such Registered IP, and to Seller’s Knowledge, no third party has engaged in such activity with respect to such Registered IP. Part 2.7(b)(i) of the Disclosure Schedule accurately identifies all Seller IP specifically including patents and pending patent applications that is material to Seller’s business as currently conducted and proposed to be conducted.

(c)    Inbound Licenses. Schedule 1.1(d) accurately identifies: each Contract entered into by Seller pursuant to which any Intellectual Property Right or Intellectual Property, or any contingent right thereto, is or has been licensed, sold, assigned, optioned or otherwise conveyed, granted or provided to Seller (other than (i) agreements between Seller and its employees in Seller’s standard form thereof, which form has been provided to Purchaser, and (ii) non¬exclusive licenses to commercially available, off-the-shelf third-party software, on general commercial terms which continue to be widely available on such commercial terms, that are not incorporated into, or distributed with any Seller Product and that are not otherwise material to Seller’s business or constitute a Material Contract) (this clause (ii), the “OTS Agreements”). Complete and correct copies of each such Contract listed in Schedule 1.1(d) (including all amendments, supplements, liens and waivers thereto) have been made available to Purchaser and each such Contract represents the complete agreement and understanding in all material respects between the parties thereto relating to the Seller IP that is the subject of such Contract.

(d)    Outbound Licenses. Schedule 1.1(d) accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Seller IP, other than non-disclosure agreements entered into in the ordinary course of business and user agreements for the use of Seller Products substantially on the form provided to Purchaser. Seller is not bound by, and no Seller IP is subject to, any Contract entered into by Seller containing any covenant or other provision that in any way limits or restricts the ability of Seller to use, exploit, assert, register, prosecute, maintain or enforce any Seller IP anywhere in the world, other than those Contracts to be listed in Schedule 1.1(d). Complete and correct copies of each such Contract listed in Schedule 1.1(d) (including all amendments, supplements, liens and waivers thereto) have been made available to Purchaser and each such Contract represents the complete agreement and understanding in all material respects between the parties thereto relating to the Seller IP that is the subject of such Contract.

(e)    Royalty Obligations. Schedule 1.1(d) accurately identifies each Contract pursuant to which any royalties, fees, commissions, and other amounts are payable by Seller to any other Person (other than sales commissions payable to employees of Seller and OTS Agreements) upon or for the development, manufacture, sale, or distribution of any Seller Product or the use of any Seller IP.

(f)    Ownership Free and Clear; Governmental Rights. Seller exclusively owns all right, title, and interest to and in Seller IP (other than Intellectual Property Rights exclusively licensed to Seller, as identified in Schedule 1.1(d)) free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Schedule 1.1(d)). To Seller’s Knowledge, all Seller IP is valid, subsisting, and enforceable and is currently in compliance with all Legal Requirements (other than any requirement that, if not satisfied, would not result in a revocation, cancellation or lapse, or otherwise adversely affect the enforceability, use or priority of such Seller IP). Seller is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that requires or obligates Seller to grant or offer to any other Person any license or right to any Seller IP. No Governmental Body has any right to (including any “step-in” or “march-in” rights with respect to), ownership of, or right to royalties for, or to impose any requirement on the manufacture or commercialization of any Seller Product or any other product incorporating any Seller IP. Without limiting the generality of the foregoing, except to the extent listed in Part 2.7(f) of the Disclosure Schedule, no invention claimed or covered by any patent application, patent or other patent right within the Seller IP (i) was conceived or reduced to practice in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (ii) is a “subject invention” as that term is described in 35 U.S.C. § 201(e) or (iii) is otherwise subject to the provisions of the Bayh-Dole Act or any similar Legal Requirement of any other jurisdiction. No funding, facilities, or personnel of any educational or research institution were used to develop or create in whole or in part, any of the Seller IP, and, to Seller’s Knowledge, no educational or research institution has any right to, or right to royalties for, or to impose any requirement on the manufacture or commercialization of any Seller Product or any other product incorporating any Seller IP.

(g)    Confidentiality and Data Protection. Seller has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to Seller, all Seller IP or any Seller Product. To Seller’s Knowledge, Seller has not suffered a security breach with respect to such proprietary information since its inception. To Seller’s Knowledge, no material trade secret, proprietary know-how, or other proprietary, non-public information of Seller has been disclosed or authorized to be disclosed to any third party not subject to confidentiality obligations to Seller, and no third party to such a nondisclosure agreement with Seller is in breach or default thereof.

(h)    Sufficiency. Except as listed in Part 2.7(h) of the Disclosure Schedule, to the actual knowledge (without any obligation to conduct additional inquiry) of Seller, Seller owns or otherwise has all Intellectual Property Rights needed to conduct Seller’s business as currently conducted.

(i)    Third-Party Infringement of Seller IP. To Seller’s Knowledge, no Person has interfered upon, infringed, misappropriated, or otherwise violated, and no Person is currently interfering upon, infringing, misappropriating, or otherwise violating, any Seller IP. Part 2.7(i) of the Disclosure Schedule accurately identifies (and Seller has provided to Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to Seller or any representative of Seller regarding any actual, alleged, or suspected infringement or misappropriation of any Seller IP.

(j)    Effects of This Transaction. Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss, alternation or impairment of, or Encumbrance on, any Seller IP; (ii) a breach of or default under any Seller IP Contract; (iii) the release, disclosure, or delivery of any Seller IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of Seller IP. Each Seller IP Contract will continue to be in full force and effect in accordance with its terms immediately following the execution and performance of this Agreement.

(k)    No Infringement of Third Party IP Rights. To Seller’s Knowledge, Seller has never infringed, misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition. To Seller’s Knowledge, the operation of Seller’s business does not infringe, misappropriate, violate, or make unlawful use of any Intellectual Property any other Person. No intellectual property infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to Seller’s Knowledge, threatened against Seller or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by Seller with respect to such claim or Legal Proceeding. Seller has never received any written notice or other communication relating to any actual, alleged, or suspected infringement, misappropriation, or violation by Seller, any of their employees or agents, or any Seller Product of any Intellectual Property Rights of another Person.

(l)    Seller Privacy Policies; Personal Data.

(i)    Part 2.7(k)(i) of the Disclosure Schedule contains each Seller Privacy Policy and identifies, with respect to each Seller Privacy Policy, (i) the period of time during which such privacy policy was or has been in effect, (ii) whether the terms of a later Seller Privacy Policy apply to the data or information collected under such privacy policy, and (iii) if applicable, the mechanism (such as opt-in, opt-out, or notice only) used to apply a later Seller Privacy Policy to data or information previously collected under such privacy policy.

(ii)    No breach or violation of any Seller security policy has occurred and, to Seller’s Knowledge, there has been no unauthorized or illegal use of or access to any Personal Data maintained by or for Seller, except as would not reasonably be expected to have a Material Adverse Effect.

(iii)    Seller has complied in all material respects with all of Seller Privacy Policies and with applicable Legal Requirements pertaining to the privacy of User Data or Personal Data.

(iv)    Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements), nor Purchaser’s possession or use of the User Data or any data or information in Seller Databases, will result in any violation of any Seller Privacy Policy or any Legal Requirement pertaining to privacy of User Data or Personal Data.

(m)    No Defects. Each Seller Product: (i) conformed and complied with the terms and requirements of any applicable warranty or other Contract and with all Legal Requirements; and (ii) was free of any design defects or other defects or deficiencies at the time it was used to provide a Seller Product, sold, distributed or made available. Seller has not received any written notice or other communication, and is not otherwise aware of any other information, indicating that any customer of Seller is dissatisfied in any material respect with any Seller Product.

(n)    Seller is currently evaluating its technology, systems and collection, storage, processing, distribution and use of data for compliance with the General Data Protection Regulation (“GDPR”) and is taking reasonable steps designed to bring such systems into compliance with the requirements of the GDPR when effective, including protection of data and security requirements, systems that manage the rights of data subjects, and other compliance tools as required under the GDPR, when effective.

2.8    Contracts.

(a)    Part 2.8(a) of the Disclosure Schedule sets forth a complete and accurate list of all Seller Contracts, as follows (each such Seller Contract required to be disclosed in Part 2.8(a) of the Disclosure Schedule, a “Material Contract”):

(i)    any employment or consulting Contract with any employee or consultant, any Contract to grant any severance or termination pay to any Person, other than (A) offer letters in Seller’s standard form that do not contain severance, change in control or similar payments and (B) agreements in Seller’s standard form relating to acquisition of equity securities of Seller that do not involve any ongoing obligations of Seller thereunder;

(ii)    any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(iii)    any fidelity or surety bond or completion bond;

(iv)    any lease of personal property;

(v)    any agreement of indemnification or guaranty;

(vi)    any Contract relating to capital expenditures;

(vii)    any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise;

(viii)    any Contract evidencing Indebtedness;

(ix)    any Seller Contract granting to any third party any most favored nation pricing, exclusive sales, distribution, marketing, or other exclusive rights, rights of refusal, rights of first negotiation, or similar rights or otherwise restricting the freedom of Seller: (i) to compete with any other Person; (ii) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person, or to transact business or deal in any other manner with any other Person; or (iii) to develop or distribute any technology;

(x)    any Contract for the purchase of materials;

(xi)    any dealer, distribution, joint marketing, strategic alliance, affiliate or development agreement, any sales representative, original equipment manufacturer, manufacturing, value added reseller or independent software vendor or other agreement for use or distribution of the products, technology or services of Seller;

(xii)    those Contracts listed in Schedule 1.1(d);

(xiii)    any Contract with a Major Supplier;

(xiv)    any Contract requiring payments by Seller in excess of [***] in the current fiscal year;

(xv)    any Contract providing for receipts by Seller in excess of [***] in the current fiscal year; or

(xvi)    any other Contract that is material to Seller.

(b)    Each Material Contract that is a Transferred Contract is a valid and binding agreement of Seller, enforceable against Seller, and, to the Knowledge of Seller, each of the other parties thereto in accordance with its terms. Seller is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any such Material Contract that is a Transferred Contract, except for any breach, violation or default as would not have a Material Adverse Effect. To the Knowledge of Seller, no event has occurred that (with or without notice or lapse of time) will, or would reasonably be expected to (i) result in a material violation, breach or penalty under any of the provisions of any Material Contract that is a Transferred Contract, (ii) give any Person the right to declare a material default or exercise any remedy under any Material Contract that is a Transferred Contract, (iii) give any Person the right to accelerate the maturity or performance of any such Material Contract that is a Transferred Contract, or (iv) give any Person the right to cancel, terminate or modify any Material Contract that is a Transferred Contract. True and complete copies of each Material Contract have been delivered to Purchaser.

2.9    Compliance with Legal Requirements; Governmental Authorizations.

(a)    Seller is, and has been since its inception, in compliance, and since December 31, 2015 and prior to such date, to Seller’s Knowledge, no event has occurred and no condition or circumstance exists that would reasonably be expected to (with or without notice or lapse of time) cause Seller to fail to be in compliance, with each Legal Requirement or Healthcare Law that is applicable to it or to the conduct of its business as currently conducted or the ownership or use of any of its assets. Seller has not received any written notice or other communication from any Governmental Body regarding any actual, alleged, possible or potential material violation of, or material failure to comply with, any Legal Requirement or Healthcare Law, except in each case where the failure to be in compliance would not have a Material Adverse Effect.

(b)    Seller holds all of the material Governmental Authorizations it believes necessary to enable Seller to conduct its business in the manner in which such business is currently being conducted, and all such Governmental Authorizations are valid and in full force and effect. Seller is and has been in compliance in all material respects with such Governmental Authorizations and, since December 31, 2015 and prior to such date, to Seller’s Knowledge, no event has occurred that would reasonably be expected to (with or without notice or lapse of time) result in the termination or material adverse modification of any such Governmental Authorization.

(c)    Neither Seller, and (to the Knowledge of Seller) no director, officer, agent or employee of Seller, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any anti-corruption law, including the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

(d)    Seller has not made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(e)    None of Seller, or to the Knowledge of Seller, any officer, employee or agent of Seller, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Legal Requirement or authorized by 21 U.S.C. § 335a(b) or any similar Legal Requirement by a Governmental Body. To Seller’s Knowledge, none of Seller, or any officer, employee or agent of Seller, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 or Section 1877 of the Social Security Act of 1935, in each case, as amended, or any similar Legal Requirement. To Seller’s Knowledge, none of Seller, or any officer, employee or agent of Seller, has engaged in any conduct that could subject such Person to a civil money penalty or criminal penalty under Sections 1128A or 1128B of the Social Security Act or any similar Legal Requirement. None of Seller, or any officer, employee or agent of Seller, has been disqualified or restricted by the FDA pursuant to 21 C.F.R. 312.70, 21 C.F.R. 812.119, or any similar Legal Requirement. Seller has provided all information to Purchaser necessary to comply with any disclosure requirements mandated by the FDA or other Governmental Body with respect to the Seller Products, including any information required to be disclosed in connection with any financial relationship between the Parties and any other agents or employees.

(f)    Seller has obtained valid informed consents permitting Seller to transfer any patient samples provided to Purchaser within the Transferred Assets and such patient samples may be used by Seller in the same manner and for the same purposes as were used by Seller as of Closing.

(g)    To Seller’s Knowledge, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Legal Proceeding or imposition of any penalties against or affecting Seller in any material respect relating to or arising under a Healthcare Law.

(h)    Seller has not received any written notice that the FDA or any other Governmental Body has (A) commenced, or threatened to initiate, any action to request the recall of any product, (B) commenced, or threatened to initiate, any action to enjoin reprocessing or distribution of any product, or (C) commenced, or threatened to initiate, any action to enjoin the reprocessing or distribution of any medical device produced at any facility where any product is reprocessed, tested, or held.

(i)    All Regulatory Approvals owned or controlled by Seller are listed in Part 2.9(l) of the Disclosure Schedule. The Seller’s laboratory has valid federal and state licenses, permits, registrations and certificates of compliance as a CLIA-approved laboratory in all jurisdictions listed on Part 2.9(l) of the Disclosure Schedule (“CLIA Certificates”), which are all the licenses, permits, registrations and certificates required for the operation of the Business as a CLIA-approved laboratory. Seller has not received any notification of any dispute or challenge or potential dispute or challenge to the validity of any such CLIA Certificates and the Seller is not aware of any circumstances which may lead to the validity being challenged or disputed or the early termination of any such CLIA Certificates, from any Governmental Body. Except as listed on Part 2.9(l) of the Disclosure Schedule, Seller does not possess any CLIA licenses, permits, registrations or certificates of compliance or any registrations, clearances or approvals issued under the FD&C Act (collectively, “Laboratory Permits”). No Laboratory Permits are required for Seller to conduct the Business. As of the date hereof, neither Seller’s facilities nor any of its records have been inspected by the FDA. Seller has neither conducted any clinical studies in the United States nor sponsored the conduct of any clinical research in the United States that is subject to FDA regulation since its incorporation.

2.10    Tax Matters.

(a)    Seller has timely filed (taking into account any extensions) with the appropriate Governmental Body all Tax Returns that are required to have been filed with respect to the Transferred Assets or the Business and all such Tax Returns are correct and complete in all material respects. Seller has timely paid all material Taxes required to have been paid by it with respect to the Transferred Assets or the Business, other than Taxes that are not yet due and payable or that are being contested in good faith by any appropriate Legal Proceedings (and for which adequate reserves have been established on the most recent Seller Financial Statements). No deficiency for any material Tax has been asserted or assessed by a Governmental Body against Seller with respect to the Transferred Assets or the Business which deficiency has not been paid or is not being contested in good faith by any appropriate Legal Proceedings (and for which adequate reserves have been established on most recent Seller Financial Statements).

(b)    Seller has established, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all material Taxes for the period through the Balance Sheet Date. No material Taxes, other than as a result of the Transactions, have been incurred since the Balance Sheet Date other than in the ordinary course of business of Seller. The representation in this Section 2.10(b) is made solely with respect to Taxes, or Tax Returns reporting Taxes, in each case: (i) for which Purchaser could bear successor liability, (ii) that could result in a lien for such Taxes being imposed on any Transferred Asset, or (iii) that might otherwise become a liability of Purchaser after the Closing.

(c)    No written claim has ever been made by a Governmental Body in a jurisdiction where Seller does not file Tax Returns with respect to the Transferred Assets or the Business that Seller is or may be subject to taxation in that jurisdiction with respect to the Transferred Assets or the Business. There are no security interests or other liens on any of the Transferred Assets that arose in connection with any failure (or alleged failure) to pay any material Tax, other than liens for Taxes not yet due and payable.

(d)    Seller has timely collected, withheld and paid to the appropriate Governmental Body all Taxes required to have been collected, withheld and paid under applicable Legal Requirements, including collections and withholdings with respect to amounts paid or owing to any employee, independent contractor, customer, creditor, stockholder or other third party. The representation in this Section 2.10(d) is made solely with respect to Taxes, or Tax Returns reporting Taxes, in each case: (i) for which Purchaser could bear successor liability, (ii) that could result in a lien for such Taxes being imposed on any Transferred Asset, or (iii) that might otherwise become a liability of Purchaser after the Closing.

(e)    No Tax Return with respect to the Transferred Assets or the Business is under audit or examination by any Governmental Body, and no written (or, to the Knowledge of Seller, oral) notice of such an audit or examination has been received by Seller. No deficiencies for any material Taxes have been proposed, asserted or assessed against Seller, and no requests for waivers of the time to assess any such Taxes are pending, in each case, with respect to the Transferred Assets or the Business. There are no outstanding waivers of any limitation periods or agreements providing for an extension of time for (i) the filing of any material Tax Return with respect to the Transferred Assets or the Business, (ii) the assessment or collection of any material Tax by any relevant Governmental Body with respect to the Transferred Assets or the Business or (iii) the payment of any material Tax by Seller with respect to the Transferred Assets or the Business. No other procedure, proceeding or contest of any refund or deficiency in respect of material Taxes is pending in or on appeal from any Governmental Body with respect to the Transferred Assets or the Business. No closing agreement, private letter ruling, technical advice memoranda, advance pricing agreement, consent to an extension of time to make an election or consent to a change a method of accounting, has been requested from, entered into with or issued by any Governmental Body with respect to the Transferred Assets or the Business.

(f)    Seller (1) is not bound by any Tax sharing, allocation or indemnification agreements with respect to the Transferred Assets or the Business (other than ancillary provisions in commercial agreements made in the ordinary course of business, the primary subject matter of which is not Tax), (2) has not been a member of an affiliated group filing a consolidated combined, or unitary income Tax Return (other than a group the common parent of which was Seller) and (3) has no liability for Taxes of another Person (other than members of a group the common parent of which was Seller) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement), by operation of Legal Requirement, as a transferee or successor, by Contract or otherwise. The representations in this Section 2.10(f) are made solely with respect to Taxes, or Tax Returns reporting Taxes, in each case: (i) for which Purchaser could bear successor liability, (ii) that could result in a lien for such Taxes being imposed on any Transferred Asset, or (iii) that might otherwise become a liability of Purchaser after the Closing.

(g)    Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Since its formation, Seller has been treated as corporation for U.S. federal and applicable state income Tax purposes.

(h)    Seller has not been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state Legal Requirement). The representation in this Section 2.10(h) is made solely with respect to Taxes, or Tax Returns reporting Taxes, in each case: (i) for which Purchaser could bear successor liability, (ii) that could result in a lien for such Taxes being imposed on any Transferred Asset, or (iii) that might otherwise become a liability of Purchaser after the Closing.

(i)    None of the Transferred Assets represent a direct or indirect interest in any trust, partnership, corporation, limited liability company, or other “business entity” for U.S. federal income Tax purposes. To the Knowledge of Seller, Seller is not subject to any Tax payment obligation or Tax Return filing obligation in any jurisdiction outside the United States with respect to the Transferred Assets or the Business.

(j)    There is no property or obligation of Seller, including uncashed checks to vendors, customers or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that is, or may become, escheatable or reportable as unclaimed property to any Governmental Body under any applicable escheatment, unclaimed property or similar Laws.

(k)    None of the Transferred Assets are (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) subject to Section 168(g)(1)(A) of the Code, or (v) subject to a “section 467 rental agreement” as defined in Section 467 of the Code.

(l)    Seller has not taken any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the Transactions from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.11    Customers and Suppliers. Part 2.11 of the Disclosure Schedule lists the five largest suppliers (measured by invoiced dollars) of Seller for the fiscal year ended

December 31, 2017 and for the year to date (“Major Suppliers”) and the dollar amount of business conducted with each Major Supplier in such year and the year to date. Seller is not engaged in any dispute with any Major Supplier, Seller is not in material breach of or in material default of any agreement with any of the Major Suppliers, and to Seller’s Knowledge, no Major Supplier intends to cancel or otherwise adversely modify its relationship with Seller or to decrease materially or limit its services, supplies or materials to Seller or its usage or purchase of the services or products of the business.

2.12    Employee and Labor Matters; Benefit Plans.

(a)    Part 2.12(a) of Seller Disclosure Schedule contains a true, correct and complete list of the names and current annual salary rates or current hourly wages, as applicable, bonus opportunity, hire date, accrued vacation and paid time-off, principal work location and leave status of all present employees of Seller and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour Legal Requirements applicable to employees who do not occupy a managerial, administrative, or professional position.

(b)    Part 2.12(b) of the Disclosure Schedule contains a list of all independent contractors, consultants, agents or agency employees who are entitled to compensation in excess of [***] per year currently engaged by Seller and its Subsidiaries, along with the position, date of retention and rate of remuneration for each such Person, and any other Persons who have had access to Seller’s confidential or proprietary information, or who have contributed in any material respect to the development of the Seller Products. Each such independent Contractor, consultant, agent or agency employee has entered into customary covenants regarding confidentiality and valid and enforceable written assignments of Intellectual Property in such Person’s agreement with Seller, a copy of which has been delivered to Purchaser. All of the assignments referred to in the immediately preceding sentence have been timely and properly filed with the United States Patent and Trademark Office (“USPTO”), and to the extent applicable and required by applicable Legal Requirements, its foreign equivalents. To the Seller’s Knowledge, none of such independent Contractors, consultants, agents or agency employees, are subject to any Order, Contract or other binding obligation from or to any Governmental Body or other third party, that would conflict with such confidentiality or assignment obligations to Seller.

(c)    Seller has not implemented any employee layoffs in the past three years that would be reasonably likely to implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar Legal Requirement. Except as would not reasonably be expected to result in material Liability to Purchaser, Seller is, and has been since inception, in compliance in all material respects with all applicable Legal Requirements relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker classification, wages and hours, discrimination, immigration and collective bargaining. Except as would not reasonably be expected to result in material Liability to Purchaser, Seller has properly classified its Seller Employees as “employees” or “independent contractors” and as “exempt” or “non-exempt” for all purposes and has properly reported all compensation paid to such Persons for all purposes.

(d)    Part 2.12(d) of the Disclosure Schedule identifies each Seller Employee Plan. Except as would not reasonably be expected to result in material Liability to Purchaser, each Seller Employee Plan is being and has at all times been operated and administered in compliance with the provisions thereof. There are no claims or Legal Proceedings pending, or, to the Knowledge of Seller, threatened or reasonably anticipated, against any Seller Employee Plan or against the assets of any Seller Employee Plan.

(e)    Except as expressly required or provided by this Agreement, neither the execution or delivery of this Agreement nor the consummation of any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Seller Employee Plan, Seller Employee Agreement, trust or loan, in each case, that will or could reasonably be expected to result (either alone or in connection with any other circumstance or event) in any material payment (whether of severance pay or otherwise), acceleration of any material right, material obligation or benefit, material forgiveness of indebtedness, vesting, distribution, material increase in benefits or obligation to fund benefits with respect to any Seller Employee.

(f)    Except as set forth in Part 2.12(f) of the Disclosure Schedule, Seller has no legally binding plan or program requiring the payment of severance compensation in connection with the termination of employment of its employees. Except as would not reasonably be expected to have a Material Adverse Effect, with respect to employees, there are no grievances, complaints or charges pending against Seller or Seller Subsidiaries under any dispute resolution procedure. Any individual or entity that has been treated as an independent contractor by Seller within the past three (3) years has been classified properly as an independent contractor under all applicable laws and no material tax or other payment is due to or with regard to such individual or entity.

2.13    Environmental Matters. Seller possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in material compliance with the terms and conditions thereof. Seller has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Seller is not in compliance with any Environmental Law. To the Knowledge of Seller, (a) all property that is leased to, controlled by or used by Seller, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by Seller contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to, controlled by or used by Seller contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed of.

2.14    Insurance. Part 2.14 of the Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of Seller and identifies any claims (including any workers’ compensation claims) made thereunder. Each insurance policy identified in Part 2.14 of the Disclosure Schedule is in full force and effect and is of the type and in the amount customarily carried by Persons conducting businesses similar to those of Seller. Seller has not received any notice or other communication (in writing or otherwise) regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.15    Related Party Transactions. No present or former director or officer, record or beneficial owner of one percent (1%) or more of Seller Capital Stock, Affiliate or “associate”, members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities and Exchange Act of 1934), of Seller (each of the foregoing, a “Related Party”), other than in its capacity as a director or officer of Seller (a) is or was involved, directly or indirectly, in any business arrangement, transaction, Contract or other relationship (whether written or oral) with Seller or any assets or property thereof, (b) directly or indirectly owned or owns, or otherwise had or has any right, title, claim, interest in, to or under, any asset, property or right, tangible or intangible, that is used by Seller, (c) to the Knowledge of Seller, has any claim or cause of action against Seller or (d) owes any money to, or is owed any money by, Seller, other than for advances made to directors or officers of Seller in the ordinary course of business to meet reimbursable business expenses reasonably anticipated to be incurred by such individuals.

2.16    Legal Proceedings; Orders. There are no, and since inception there have not been, any Legal Proceedings pending by or against or, to the Knowledge of Seller, threatened against, Seller or any officer or director of Seller in his or her capacity as such. To the Knowledge of Seller, no event has occurred that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding. Seller is not, and since inception, has not been, subject to any Order that restricts the activities of the business. There is no Legal Proceeding pending by Seller or that Seller intends to initiate against any other Person.

2.17    Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller.

2.18    No Other Representations and Warranties. Except for the representations and warranties contained in this Section 2 (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding Seller and the Transferred Assets furnished or made available to Purchaser and its Representatives (including any information, documents or material delivered to Purchaser, in management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder represents and warrants to and for the benefit of the Purchaser Indemnitees as follows:

3.1    Authority; Binding Nature of Agreement. Such Stockholder has the absolute and unrestricted right, power and authority to perform his obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of such Stockholder, enforceable against him in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.2    Title. Such Stockholder (a) is the record and beneficial owner of the Capital Stock set forth opposite such Stockholder’s name on Exhibit A hereto; (b) is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Capital Stock;

(a)    is not a party to any option, warrant, purchase right or other Contract that could require the Stockholder to sell, transfer or otherwise dispose of any of his Capital Stock (other than this Agreement); (d) has full power, right and authority, and any approval required by applicable Legal Requirement, to make and enter into this Agreement; and (e) has good and valid title to the Capital Stock set forth opposite such Stockholder’s name on Exhibit A hereto, free and clear of all Encumbrances (except Permitted Encumbrances).

3.3    Non-Contravention. To the Knowledge of Stockholder, neither (x) the execution, delivery or performance of this Agreement, nor (y) the consummation of the Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)    contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Stockholder, or the Capital Stock owned by such Stockholder, is subject;

(b)    contravene, conflict with or result in a violation of any of the terms or requirements of, any Governmental Authorization that relates to the Stockholder or the Capital Stock owned by such Stockholder; or

(c)    result in the imposition or creation of any Encumbrance (except any Permitted Encumbrance) upon or with respect to any Capital Stock owned by such Stockholder.

3.4    Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Stockholder who might be entitled to any fee or commission from Purchaser upon consummation of the Transactions.

3.5    Investment Representations. Stockholder understands that the Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). Stockholder also understands that the Securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Stockholder’s representations contained in the Agreement. Stockholder hereby represents and warrants as follows:

(a)    Stockholder Bears Economic Risk. Stockholder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Purchaser so that it is capable of evaluating the merits and risks of its investment in Purchaser and has the capacity to protect its own interests. Stockholder must bear the economic risk of this investment indefinitely unless the Securities are registered pursuant to the Securities Act, or an exemption from registration is available. Stockholder understands that Purchaser has no present intention of registering the Securities or any shares of its common stock. Stockholder also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Stockholder to transfer all or any portion of the Shares or the Conversion Shares under the circumstances, in the amounts or at the times Stockholder might propose.

(b)    Acquisition for Own Account. Stockholder is acquiring the Securities for Stockholder’s own account for investment only, and not with a view towards their distribution.

(c)    Stockholder Can Protect Its Interest. Stockholder represents that by reason of its, or of its management’s, business or financial experience, Stockholder has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement and the Ancillary Documents. Further, Stockholder is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

(d)    Accredited Investor. Stockholder represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(e)    No “Bad Actor” Disqualification. Stockholder represents that none of (i) Stockholder, (ii) any other entity that Stockholder controls, directly or indirectly, nor (iii) any person or entity that would be deemed to beneficially own voting securities of Purchaser as a result of Stockholder’s ownership of voting securities of Purchaser is subject to or has taken any of the actions described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act.

(f)    Purchaser Information. Stockholder has received and read the Financial Statements and has had an opportunity to discuss Purchaser’s business, management and financial affairs with directors, officers and management of Purchaser and has had the opportunity to review Purchaser’s operations and facilities. Stockholder has also had the opportunity to ask questions of and receive answers from, Purchaser and its management regarding the terms and conditions of this investment.

(g)    Rule 144. Stockholder acknowledges and agrees that the Securities are (or will, once issued, be) “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Stockholder has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about Purchaser, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

(h)    Residence. If Stockholder is an individual, then Stockholder resides in the state or province identified in the address of Stockholder set forth on Exhibit A; if Stockholder is a partnership, corporation, limited liability company or other entity, then the office or offices of Stockholder in which its investment decision was made is located at the address or addresses of Stockholder set forth on Exhibit A.

(i)    Foreign Investors. If Stockholder is not a United States person (as defined by Section 7701(a)(30) of the Code), Stockholder hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Securities, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any government or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Securities. Purchaser’s offer and sale and Stockholder’s subscription and payment for and continued beneficial ownership of the Securities will not violate any applicable securities or other laws of Stockholder’s jurisdiction.

3.6    Transfer Restrictions. Each Stockholder acknowledges and agrees that the Securities are subject to restrictions on transfer as set forth in the Stockholder Agreements.

3.7    No Other Representations and Warranties. Except for the representations and warranties contained in this Section 3 (including the related portions of the Disclosure Schedules), neither Stockholder nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Stockholder, including any representation or warranty as to the accuracy or completeness of any information regarding Seller, Stockholder and the Transferred Assets furnished or made available to Purchaser and its Representatives (including any information, documents or material delivered to Purchaser, in management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to and for the benefit of the Seller Indemnitees, as of the Closing Date, as follows:

4.1    Due Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.

4.2    Authority; Binding Nature of Agreement. Purchaser has the corporate power and authority to enter into and to perform its obligations under this Agreement and under each Ancillary Document to which it is or will be a party; and the execution, delivery and performance by Purchaser of this Agreement and of each such Ancillary Document have been duly authorized by all necessary action on the part of Purchaser. Assuming the due authorization and execution by the other parties hereto and thereto, this Agreement and each Ancillary Document to which Purchaser is or will be a party constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exception.

4.3    Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement by Purchaser or any of the Ancillary Documents to which Purchaser is or will be a party nor the consummation by Purchaser of the Transactions will (with or without notice or lapse of time): contravene, conflict with or result in a violation of (a) any of the provisions of the certificate of incorporation or bylaws of Purchaser or (b) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Purchaser.

4.4    Capitalization.

(a)    The authorized capital stock of Purchaser, immediately prior to the Closing, consists of (i) 152,687,844 shares of Common Stock, par value $0.001 per share, 1,125,733 shares of which are issued and outstanding, and (ii) 132,400,836 shares of Preferred Stock, par value $0.001 per share, (A) 700,000 shares of which are designated Series A-1 Preferred Stock, all of which are issued and outstanding, (B) 266,688 shares of which are designated Series A-2 Preferred Stock, all of which are issued and outstanding, (C) 750,000 shares of which are designated Series A-3 Preferred Stock, all of which are issued and outstanding, (D) 3,641,817 shares of which are designated Series B Preferred Stock, all of which are issued and outstanding, (E) 2,998,852 shares of which are designated Series B-1 Preferred Stock, all of which are issued and outstanding, (F) 2,356,597 shares of which are designated Series C Preferred Stock, all of which are issued and outstanding, (G) 11,781,710 shares of which are designated Series D Preferred Stock, 10,874,876 of which are issued and outstanding, (H) 13,972,954 shares of which are designated Series E Preferred Stock, 7,639,556 of which are issued and outstanding, (I) 19,468,203 shares of which are designated Series F Preferred Stock, all of which are issued and outstanding and (J) 76,464,035 shares of which are designated Series G Preferred Stock, 35,496,613 of which are issued and outstanding.

(b)    Under Purchaser’s Amended and Restated 2006 Employee, Director and Consultant Stock Plan and its 2016 Equity Incentive Plan (together, the “Plans”),

(i) 1,089,401 shares of Common Stock have been issued pursuant to restricted stock purchase agreements and/or the exercise of outstanding options and are included in 4.4(a)(i) above and (ii) options to purchase 8,835,542 shares of Common Stock have been granted and are currently outstanding.

(c)    Other than (i) the shares reserved for issuance under the Plans (including without limitation shares reserved for issuance upon exercise of outstanding options granted under the Plans), (ii) additional options to purchase 590,645 shares of Common Stock, (iii) warrants to purchase 1,827,384 shares of Purchaser’s Series E Preferred Stock, (iv) warrants to purchase 613,333 shares of Purchaser’s Series G Preferred Stock and (v) outstanding convertible promissory notes and except as may be granted pursuant to this Agreement and the Ancillary Documents, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from Purchaser of any of its securities.

(d)    Except with respect to the outstanding shares of Purchaser’s Series B-1 Preferred Stock, each of which is convertible into 1.16363 shares of Purchaser’s Common Stock as of the date hereof, each outstanding series of Purchaser’s Preferred Stock is convertible into Purchaser’s Common Stock on a one-for-one basis as of the date hereof.

(e)    The Securities, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable.

4.5    Representations and Warranties Given to Investors of Series G Preferred Stock. The representations and warranties set forth in the Series G Preferred Stock Purchase Agreement dated February 23, 2018 were true and correct as of February 23, 2018, as qualified by the schedule of exceptions delivered in connection therewith.

4.6    Legal Proceedings. There are no Legal Proceedings pending by or against, or to the Knowledge of Purchaser, threatened against Purchaser, except as such as would not have a material adverse effect on Purchaser.

4.7    Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller.

4.8    Reorganization. Purchaser has not taken any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the Transactions from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

SECTION 5. COVENANTS OF THE PARTIES

5.1    Further Actions.

(a)    From and after the Closing, Seller shall reasonably cooperate with Purchaser and its Representatives and shall execute and deliver such documents and take such other actions as Purchaser may reasonably request for the purpose of evidencing the

Transactions and putting Purchaser in possession and control of all of the Transferred Assets. To the extent that the parties hereto have been unable to obtain any Consent necessary be obtained for the transfer to Purchaser of any of the Transferred Assets by the Closing: (a) such Transferred Asset (a “Specified Asset”) shall not be assigned or transferred to Purchaser until such time as such Consent is obtained; and (b) Seller shall use its reasonable efforts to assist Purchaser in its efforts to obtain such Consent as promptly as practicable thereafter; provided, however, that in no event will Seller by required to incur any unreasonable additional expenses in connection therewith. Until such Consent is obtained, Seller shall cooperate, and shall use its reasonable efforts to cause its Representatives to cooperate, with Purchaser in any lawful arrangement designed to provide Purchaser with the benefits of such Specified Assets at no cost to the Purchaser in excess of the cost Purchaser would have incurred (without modification to the terms of any Contract) if the Consent had been obtained. If a required Consent with respect to a Specified Asset is obtained after the Closing Date, the Specified Asset subject to such Consent shall be deemed to have been assigned and transferred to Purchaser as of the date such Consent is effective (and all references in Section 1.6 to the Closing Date shall be deemed to be the effective date of such Consent with respect to such Specified Asset). Seller hereby grants Purchaser a limited power of attorney (with full power of substitution) effective as of the Closing, for the limited purpose of: (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or constituted in any of the Transferred Assets; (ii) defending or compromising any Legal Proceeding relating to any of the Transferred Assets; or (iii) with the written consent of Seller, otherwise carrying out or facilitating the transfer or assignment of any of the Transferred Assets; provided, that for each of the subclauses above, Purchaser may not, without the written consent of Seller, incur any unreasonable expense, liability, obligations, debt or detriment of any kind with respect to Seller. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of Seller.

(b)    Following the Closing, utilizing commercially reasonable efforts, Seller shall work with Purchaser to develop a regulatory transition plan relating to the Transferred Assets and to facilitate the approval of each applicable Governmental Bodies necessary for the assignment of the CLIA Certificate, and all other certificates and registrations related to the Transferred Assets from Seller to Purchaser.

5.2    Taxes.

(a)    Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return, statement, report or form, in any audit, litigation or other proceeding with respect to Taxes relating to the Business or the Transferred Assets or arising from the transactions contemplated by this Agreement. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information in such party’s possession that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of Purchaser and Seller agrees (i) to, subject to clause (ii), retain all books and records with respect to Tax matters pertinent to the Business or the Transferred Assets relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any taxing authority and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the party so requests, shall allow the other party to take possession of such books and records.

(b)    All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Transferred Assets for a taxable period that includes (but does not end on) the date of the Closing shall be apportioned between Seller and Purchaser as of the Closing based on the number of days of such taxable period ending on the date of the Closing (the “Pre-Closing Tax Period”) and the number of days of such taxable period after the Closing (with respect to any such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for real or personal property Taxes relating to the Transferred Assets, Seller and Purchaser, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.2(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 20 days after delivery of such statement. In the event that either Seller or Purchaser shall make any other payment for which it is entitled to reimbursement under this Section 5.2(b), the other party shall make such reimbursement promptly but in no event later than 20 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(c)    Purchaser and Seller intend the Transactions to constitute a reorganization within the meaning of Section 368(a) of the Code, and hereby adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g). Purchaser and Seller agree to file all Tax Returns consistent with, and shall not take any Tax reporting position inconsistent with, such treatment, unless required by the IRS or any other applicable taxing authority.

(d)    Seller shall be entitled to the amount of any refund of Taxes or other governmental charges with respect to any Transferred Asset for a Pre-Closing Tax Period. Purchaser shall pay, or cause to be paid, to Seller any amount to which Seller is entitled pursuant to the prior sentence within [***] business days of the receipt of the applicable refund by Purchaser or its Subsidiaries. To the extent requested by Seller, Purchaser will reasonably cooperate with Seller in obtaining such refund.

5.3    Continuing Access to Information. Following the Closing, Seller shall give Purchaser and its Representatives reasonable access during normal business hours to (and shall allow Purchaser and its Representatives to make copies of) any books and records relating to the Transferred Assets that are not acquired by Purchaser hereunder for any reasonable purpose.

5.4    Publicity. Seller agrees that, on and at all times after the date hereof: (a) no press release or other publicity concerning any of the Transactions shall be issued or otherwise disseminated by it or on its behalf without Purchaser’s prior written consent; and (b) it shall continue to keep the terms of this Agreement and the Ancillary Documents strictly confidential; provided, however, that the existence and terms of this Agreement and the Ancillary Documents may be disclosed to the extent required by Legal Requirements; provided, that, before making such a disclosure, Seller first notifies Purchaser and gives Purchaser an opportunity to limit such disclosure or seek a protective order and cooperates with Purchaser as reasonably requested.

5.5    No Post-Closing Operations; Discharge of Liabilities. After the Closing, Seller shall not conduct any business or otherwise engage in any operations. As promptly as practicable after the Closing, Sellers shall discharge all its Liabilities (other than the Assumed Liabilities and the Additional Liabilities). Seller will take all actions necessary, appropriate or advisable to ensure that Seller converts into a limited liability company (treated as a partnership for income Tax purposes) within one (1) month after Closing and keeps and maintains a separate existence in Delaware as a limited liability company and remains validly existing, in good standing, and solvent through the third anniversary of the Closing Date and neither Seller nor any of its Affiliates, or Related Parties (including the Stockholders) shall authorize, approve, take, participate in, facilitate, assist, acquiesce to, or encourage any action to liquidate, dissolve or otherwise wind-down the Seller (beyond its conversion into a limited liability company) during such period.

5.6    Release.

(a)    Seller and the Stockholders irrevocably, unconditionally and completely releases, acquits and forever discharges each of the Purchaser Releasees (as defined below) from any claim, controversy, demand, right, Liability, action and cause of action of every kind and nature (each, a “Claim”), and hereby irrevocably, unconditionally and completely waives and relinquishes each and every Claim that Seller and the Stockholders may have had in the past, may now have or may have in the future against any of the Purchaser Releasees, directly or indirectly relating to or directly or indirectly arising out of any events, matters, causes, things, acts, omissions or conduct relating directly or indirectly to the Transactions and occurring or existing at any time up to and including the Closing, but, excluding all rights of Seller and the Stockholders under this Agreement and the Ancillary Documents. For purposes of this Section 5.6(a), “Purchaser Releasees” means: (i) Purchaser; (ii) each Affiliate and other direct or indirect parent Entity of Purchaser (together with Purchaser, each, a “Purchaser Entity”); and (iii) the successors and past, present and future successors, assigns and Representatives of the respective Entities identified or otherwise referred to in clauses “(i)”, “(ii)” and “(iii)” of this Section 5.6(a).

(b)    Purchaser irrevocably, unconditionally and completely releases, acquits and forever discharges each of the Seller Releasees (as defined below) from any Claim, and hereby irrevocably, unconditionally and completely waives and relinquishes each and every Claim that Purchaser may have had in the past, may now have or may have in the future against any of the Seller Releasees, directly or indirectly relating to or directly or indirectly arising out of any events, matters, causes, things, acts, omissions or conduct relating directly or indirectly to the Transactions and occurring or existing at any time up to and including the Closing, but, excluding all rights of Purchaser under this Agreement and the Ancillary Documents. For purposes of this Section 5.6(b), “Seller Releasees” means: (i) Seller; (ii) the Stockholders, (iii) each Affiliate and other direct or indirect parent Entity of Seller or the Stockholders (together with Seller and the Stockholders, each, a “Seller Entity”); and (iv) the successors and past, present and future successors, assigns and Representatives of the respective Entities identified or otherwise referred to in clauses “(i)”, “(ii)”, “(iii)” and “(iv)” of this Section 5.6(b).

5.7    Non-Competition; Non-Solicitation. Seller agrees as follows:

(a)    From the Closing Date until the third anniversary of the Closing (the “Non-Compete Period”), Seller shall not, in any way, directly, indirectly, individually or through any other Person, or for the benefit of any other Person, without the prior written consent of Purchaser, in each instance, which Purchaser may withhold or condition in its sole and absolute discretion, own, manage, operate, control or participate in the ownership, management, operation, control of, or consult with or perform services for, or be connected in any manner with (whether as principal, agent, employee, employer, investor, consultant, shareholder, partner, member, financier or in any other individual or representative capacity of any kind whatsoever), any business that is competitive with the business of Seller as currently conducted and as currently proposed to be conducted (the “Business”) anywhere in the world where any Purchaser Entity conducts or has plans to conduct the Business during the Non-Compete Period.

(b)    During the Non-Compete Period, Seller shall not, in any way, directly, indirectly, individually or through any other Person, or for the benefit of any other Person, without the prior written consent of Purchaser, in each instance, which Purchaser may withhold or condition in its sole and absolute discretion:

(i)    solicit, induce, encourage or recruit any employee or contractor of Seller who assumes employment or other service with any Purchaser Entity to terminate or reduce the scope of his or her employment or other service relationship with any Purchaser Entity or otherwise interfere with such relationship;

(ii)    employ or engage any Person described in clause (i); or

(iii)    induce or encourage any licensor, vendor, supplier, client, customer or licensee of the Business to terminate or reduce the scope of his, her or its relationship with any Purchaser Entity or otherwise interfere with such relationship.

(c)    For the avoidance of doubt, the restrictions set forth in this section 5.7 shall not apply to any stockholder of Seller.

5.8    Distribution of Securities. Following the Closing, Seller shall use commercially reasonable efforts to obtain from each Stockholder and to deliver to Purchaser a completed Stockholder Package. Following Purchaser’s confirmation that such Stockholder Package is complete, Seller shall thereafter distribute to such Stockholder the portion of the Securities allocable to such Stockholder in accordance with the percentages listed on Exhibit A hereto. For the avoidance of doubt, it shall be a condition precedent to a Stockholder receiving any Securities that the recipient shall have executed and delivered a Stockholder Package in a manner reasonably satisfactory to Purchaser.

5.9    “Market Stand-Off” Agreement. Seller hereby agrees that Seller shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, any Securities (or other securities of Purchaser) held by Seller for a period specified by the representative of the underwriters of Purchaser’s Common Stock (or other securities of Purchaser) not to exceed 180 days following the effective date of a registration statement of Seller filed under the Securities Act (or such longer period, not to exceed 34 days after the expiration of the 180-day period, as the underwriters or Purchaser shall request in order to facilitate compliance with NASD Rule 2711 or NYSE Member Rule 472). Each transferee or assignee of Securities shall be bound by and subject to the terms and conditions of this Section 5.9 and shall, as a condition precedent to receipt of such Closing Shares, agree in writing to be bound by, and subject to, all the terms and conditions of this Section 5.9.

5.10    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Legal Requirements of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets to Purchaser.

5.11    Employees and Employee Benefits.

(a)    Commencing on the Closing Date, Seller shall terminate all Transferred Employees and shall pay to each such Transferred Employee all accrued but unpaid salary or wages, bonus amounts and other amounts, in each case, as set out on Schedule 5.11 attached hereto, and, unless such Transferred Employee elects to rollover accrued vacation and paid time-off to Purchaser, the accrued vacation and paid time off listed on Schedule 1.5 hereto (collectively, “Accrued Wages”).

(b)    Purchaser shall hire each Transferred Employee effective as of the date Seller terminates the employment of such Transferred Employee on the terms and conditions set forth in the offer letter provided by Purchaser to such Transferred Employee, provided that such offer letter shall include a provision allowing the Transferred Employee to elect to rollover any accrued vacation and paid time-off as set out on Schedule 1.5 hereto, and Purchaser shall permit such Transferred Employee to use any accrued vacation and paid time-off rolled over to Purchaser in accordance with Purchaser’s policies, which shall be no less favorable to the Transferred Employee than the policies in effect at Seller on the Closing Date.

(c)    The parties acknowledge and agree that all provisions contained in this Section 5.11 are included for the sole benefit of the respective parties and shall not create any right or remedy (including any third-party beneficiary rights) in any other Person, including any employees or former employees or other service providers of Seller, any participant in any employee plan or any beneficiary thereof or any Transferred

Employee. Nothing in this Section 5.11 shall be construed as any right to continued employment, or any particular term or condition of employment, of any Person with Seller or Purchaser (or any of their respective Affiliates), nor shall any provision of this Section 5.11 require Purchaser or any of its Affiliates to continue, terminate or amend or modify any employee benefit plan on or after the Closing Date for Transferred Employees. Nothing in this Section 5.11 shall (i) restrict the right of Purchaser or any of its Affiliates to terminate the employment of any Person (including any Transferred Employee) at any time and for any or no reason, (ii) constitute or be construed as an amendment, termination or other modification of any benefit or compensation plan, program, policy, agreement or arrangement, or (iii) prevent Purchaser or any of its Affiliates from amending, modifying or terminating any benefit or compensation plan, program, policy, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them in accordance with its terms and applicable law.

5.12    Financial Statements. Promptly following the date hereof, Purchaser shall use commercially reasonable efforts to obtain from the Securities and Exchange Commission (the “SEC”) relief pursuant to Regulation S-X Rule 3-13 from the requirement to provide certain audited financial statements required per Regulation S-X Rule 3-05 related to the transactions contemplated by this Agreement. If the SEC does not grant such relief, or grants such relief only with respect to a portion of the periods requested, Seller shall deliver to Purchaser by December 31, 2018, and shall use commercially reasonable efforts to deliver such statements to Purchaser by November 1, 2018, audited financial statements of Seller as of and for the years ended December 31, 2016 and December 31, 2017, audited by a firm registered with the Public Company Accounting Oversight Board (“PCAOB”), as well as reviewed financial statements as of and for the quarters ended March 31, 2018 and June 30, 2018, reviewed by a firm registered with PCAOB. Such financial statements shall be accurate and complete in all material respects and shall fairly present in all material respects the financial position of Seller as of the respective dates thereof and the results of operations and cash flows of Seller for the periods covered thereby in accordance with GAAP. Such financial statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered. Seller shall provide Purchaser with such other information in a timely manner relating to the financial condition, business, books and records and financial statements of Seller as Purchaser may reasonably request.

5.13    Information/Audit Rights.

(a)    Quarterly Financial Statements. Prior to the seventh anniversary of this Agreement (the “Milestone Period”), Seller shall be entitled to the following quarterly information/audit rights:

(i)    Within [***] days after the end of each fiscal quarter, Purchaser shall prepare and deliver to Seller an unaudited consolidated balance sheet and related statement of income and cash flows of Purchaser (the “Performance Milestone Financial Statements”), setting forth Purchaser’s calculation of Xpresys Lung Gross Profit for each calendar month during such quarter, together with reasonable data supporting such calculation, and Purchaser’s determination of whether the Milestone Event was achieved by the end of such period (the “Purchaser Determination”). The Performance Milestone Financial Statements and the calculation of gross profit shall be prepared in accordance with GAAP consistently applied as reflected on Purchaser’s regularly prepared financial statements.

(ii)    Seller shall have [***] days following the delivery of the Performance Milestone Financial Statements (the “Review Period”), to review and object to the Performance Milestone Financial Statements and Purchaser’s calculations of Xpresys Lung Gross Profit or the Purchaser Determination. In the event Seller does not object to the contents of the Performance Milestone Financial Statements, Purchaser’s calculations of Xpresys Lung Gross Profit or the Purchaser Determination prior to the expiration of the Review Period, the Purchaser Determination shall be deemed to become the final determination of whether the Performance Milestone was satisfied during such fiscal quarter, subject to any contrary finding in the Annual Milestone Audit (as defined below). In the event Seller objects to the contents of the Performance Milestone Financial Statements or Purchaser’s calculation of Xpresys Lung Gross Profit or the Purchaser Determination, Seller shall send written notice to Purchaser specifying its objections and the basis therefor, prior to the expiration of the Review Period (an “Objection Notice”). During the [***] day period following Purchaser’s receipt of an Objection Notice (the “Resolution Period”), Purchaser and Seller shall attempt to resolve the differences specified in the Objection Notice.

(iii)    In the event after the conclusion of a Resolution Period, the determination of whether the Performance Milestone has been satisfied remains in dispute, the dispute shall be submitted to an independent accounting firm mutually agreed upon, in good faith, in writing by Seller and Purchaser (the “Settlement Accountant”), within [***] Business Days after expiration of the Resolution Period, as well as any information and documentation reasonably requested by the Settlement Accountant; provided, however, that if the parties cannot mutually agree on the selection of a Settlement Accountant, each of Purchaser and Seller shall select an independent accounting firm who, in turn, shall select a third independent accounting firm to act in as the Settlement Accountant. The conclusions of the Settlement Accountant, in the absence of manifest error, be final and binding on the parties hereto, subject to any contrary determination in an Annual Milestone Audit. All fees and expenses of the Settlement Accountant shall be shared equally between Purchaser and Seller.

(b)    Annual Milestone Audit Rights. Purchaser shall deliver to Seller written notice of the issuance of Purchaser’s annual audit for each fiscal year during the Milestone Period (the “Annual Audit Notice”) within [***] days of the completion of each such annual audit. During the [***] day period following Seller’s receipt of each Annual Audit Notice, upon the written request of Seller, Seller shall have the right to have an independent certified public accounting firm reasonably acceptable to Purchaser be provided access during normal business hours, upon reasonable prior written notice, to such books and records of Purchaser as may be required to verify the accuracy of Purchaser Determinations made during such fiscal year (an “Annual Milestone Audit”). Any and all records of Purchaser examined by such independent certified public accounting firm shall be deemed to be confidential information of Purchaser. In the event of a dispute with respect to any audit conducted under this Section 5.13, such dispute shall be submitted to a Settlement Accountant and resolved in a manner consistent with the process described in Section 5.13(a)(iii) above.

SECTION 6. CLOSING DELIVERABLES

6.1    Closing Deliverables of Seller. At the Closing, Seller shall deliver, or cause to be delivered, the following to Purchaser:

(a)    a bill of sale and assignment and assumption agreement in the form of Exhibit E hereto, duly executed by Seller (the “Bill of Sale”);

(b)    an intellectual property assignment agreement in the form of Exhibit F hereto, duly executed by Seller (the “IP Assignment Agreement”);

(c)    a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury in accordance with the requirements of the Treasury Regulations issued pursuant to Section 1445 of the Code, in a form reasonably satisfactory to Purchaser, stating that Seller is not a “foreign person” as defined in Section 1445 of the Code;

(d)    a completed and properly executed IRS Form W-9 (or the appropriate version of IRS Form W-8 (as and if applicable)) from Seller and from each other Person entitled to receive any payment pursuant to this Agreement;

(e)    a certificate (the “Secretary’s Certificate”) dated as of the Closing Date, signed by the Secretary of Seller, certifying as to (i) an attached copy of the organizational documents of Seller and stating that such organizational documents have not been amended, modified, revoked or rescinded, (ii) an attached copy of the resolutions of the board of directors of Seller authorizing and approving the execution, delivery and performance of, and the consummation of, this Agreement and each Ancillary Document and the consummation of the Transactions and stating that such resolutions have not been amended, modified, revoked or rescinded and (iii) an attached copy of the resolutions of the stockholders of Seller authorizing and approving the execution, delivery and performance of, and the consummation of, this Agreement and each Ancillary Document and the consummation of the Transactions and stating that such resolutions have not been amended, modified, revoked or rescinded;

(f)    good standing certificates from the Secretary of State of any State in which Seller is qualified to do business, dated within 3 business days prior to the Closing Date;

(g)    counterpart signature pages to each Stockholder Agreement, duly executed by Seller;

(h)    employment offer letters, duly executed by each employee of Seller to whom such offer letter is addressed that has accepted an offer of employment with Purchaser following the Closing;

(i)    one or more CD ROMS or flash drive containing electronic copies of the data room as of the Closing;

(j)    payoff letters with respect to all Indebtedness; and

(k)    evidence reasonably satisfactory to Purchaser of the termination of all outstanding Encumbrances (except for Permitted Encumbrances) on the Transferred Assets.

6.2    Closing Deliverables of Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, the following to Seller:

(a)    the Bill of Sale, duly executed by Purchaser;

(b)    the IP Assignment Agreement, duly executed by Purchaser;

(c)    a certificate dated as of the Closing Date, signed by the Secretary of Purchaser, certifying as to (i) an attached copy of the organizational documents of Purchaser and stating that such organizational documents have not been amended, modified, revoked or rescinded, (ii) an attached copy of the resolutions of the board of directors of Purchaser authorizing and approving the execution, delivery and performance of, and the consummation of, this Agreement, each Ancillary Document and the issuance of the Securities to Seller and the Stockholders and the consummation of the Transactions and stating that such resolutions have not been amended, modified, revoked or rescinded and (iii) an attached copy of the resolutions of the stockholders of Purchaser authorizing and approving the execution, delivery and performance of, and the consummation of, this Agreement, each Ancillary Document and the issuance of the Securities to Seller and the Stockholders and the consummation of the Transactions and stating that such resolutions have not been amended, modified, revoked or rescinded; and

(d)    evidence reasonably satisfactory to Seller of the issuance of the Securities to Seller, including, to the extent requested by Seller, such stock certificate(s) evidencing the Securities issued by Seller at the Closing.

SECTION 7. INDEMNIFICATION, ETC.

7.1    Survival of Representations, Exclusive Remedy, Etc.

(a)    All representations and warranties of Seller, Stockholders and Purchaser set forth in this Agreement shall expire on the second anniversary of the Closing (the “Survival Date”); provided, however, that (i) the Intellectual Property Representations shall survive until the third anniversary of the Closing; (ii) the Specified Representations (other than the Tax Representations) shall survive indefinitely; and (iii) the Tax Representations shall survive until 60 days following the expiration of the applicable statute of limitations, including any extensions. If, at any time on or prior to the expiration of a representation or warranty, any Indemnitee (acting in good faith) delivers to Seller or Purchaser, as applicable, a Notice of Indemnification Claim (as defined in Section 7.6(a)) alleging the existence of an inaccuracy in or a breach of any of such representations or warranties and asserting a claim for recovery under Section 7.2 based on such inaccuracy or breach, then the claim asserted in such Notice of Indemnification Claim shall survive until such time as such claim is fully and finally resolved. All covenants of the parties shall survive until performed.

(b)    The representations, warranties, covenants and obligations of Seller and the Stockholders, and the rights and remedies that may be exercised by the Purchaser Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Purchaser Indemnitees or any of their Representatives. The representations, warranties, covenants and obligations of Purchaser, and the rights and remedies that may be exercised by the Seller Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Seller Indemnitees or any of their Representatives.

(c)    For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by Seller in this Agreement.

(d)    Except in the case of fraud, intentional misrepresentation or willful misconduct (collectively, “Fraud”), claims for indemnification, compensation and reimbursement brought in accordance with and subject to this Section 7, in addition to such matters and procedures covered by Section 5.2, shall be the sole and exclusive remedy of any Indemnitee for monetary Damages from and after the Closing with respect to this Agreement. Without limiting the generality of the foregoing, nothing contained in this Agreement shall limit the rights of any Indemnitee to seek or obtain injunctive relief or any other equitable remedy to which such Indemnitee is otherwise entitled.

7.2    Indemnification by Seller and Stockholders. From and after the Closing, Seller and the Stockholders shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages that are suffered or incurred by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of:

(a)    any inaccuracy in or breach of any representation or warranty of Seller or any Stockholder set forth in this Agreement, the Disclosure Schedule or in any Ancillary Document;

(b)    any breach of any covenant or obligation of Seller or any Stockholder set forth in this Agreement or in any Ancillary Document;

(c)    any Liability other than the Assumed Liabilities or Additional Liabilities;

(d)    any Liability for Excluded Taxes;

(e)    any Liability to which Purchaser or any of the other Purchaser Indemnitees may become subject and that arises from or relates to any failure to comply with any bulk transfer law or similar Legal Requirement in connection with any of the Transactions;

(f)    any Fraud on the part of Seller, any Stockholder, any Representative of Seller, any Representative of any Stockholder or any other equityholder of Seller in connection with or relating directly or indirectly to (i) the negotiation, execution, delivery or performance of this Agreement and (ii) any of the Transactions;

(g)    any claim or Legal Proceeding alleging the occurrence of facts or circumstances that, if true, would entitle a Purchaser Indemnitee to indemnification hereunder; or

(h)    any successful Legal Proceeding commenced by any Purchaser Indemnitee for the purpose of enforcing any of its rights under this Section 7.2).

7.3    Indemnification by Purchaser. From and after the Closing, Purchaser shall hold harmless and indemnify each of the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Damages that are suffered or incurred by any of the Seller Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of:

(a)    any inaccuracy in or breach of any representation or warranty of Purchaser set forth in this Agreement or in any Ancillary Document;

(b)    any breach of any covenant or obligation of Purchaser set forth in this Agreement or in any Ancillary Document;

(c)    any Assumed Liability or Additional Liability;

(d)    any Fraud on the part of Purchaser or any Representative of Purchaser in connection with or relating directly or indirectly to (i) the negotiation, execution, delivery or performance of this Agreement and (ii) any of the Transactions;

(e)    any claim or Legal Proceeding alleging the occurrence of facts or circumstances that, if true, would entitle a Seller Indemnitee to indemnification hereunder; or

(f)    any successful Legal Proceeding commenced by any Seller Indemnitee for the purpose of enforcing any of its rights under this Section 7.3)

7.4    Certain Limitations.

(a)    Except in the case of Fraud, recovery from the Holdback Shares and setoff against, or recovery of [***] of the Milestone Shares and any payments due under Section 1.9 or Section 1.10 (which such remedies shall not be cumulative) shall be the

Purchaser Indemnitees’ sole and exclusive remedy for monetary Damages resulting from the matters referred to in Sections 7.2(a) and 7.2(h) (as such Section 7.2(h) relates to Section 7.2(a)); provided, that, the foregoing shall not apply with respect to any breach of the Specified Representations.

(b)    Except in the case of Fraud, the maximum amount of Damages that the Indemnitees shall be entitled to recover in respect of an indemnification claim pursuant to Section 7.2(a) or Section 7.3(a) shall be the aggregate Deemed Value of the Securities.

(c)    Except in the event of Fraud, the liability of a Stockholder under Section 7.2 shall not exceed the aggregate Deemed Value of the Securities received by the Stockholder.

(d)    For purposes of calculating the amount of Damages in connection with any indemnifiable matter, all qualifications and limitations as to materiality and words of similar import set forth in this Agreement will be disregarded.

(e)    Notwithstanding the foregoing, nothing in this Agreement shall limit the rights or remedies of any Indemnitee against any party, or the liability of any party, for a breach by such party of any provision of any agreement (other than this Agreement) executed and delivered by such party in connection with the Transactions.

7.5    Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding with respect to which any Indemnitee may be entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this Section 7, (a) the Indemnitee shall notify Purchaser or Seller, as applicable (as applicable, the “Indemnifying Party”), in writing, promptly after the Indemnitee receives written notice of such claim or Legal Proceeding (it being understood that any failure by the Indemnitee to so notify the Indemnifying Party shall have no effect on an Indemnitee’s ability to recover Damages pursuant to this Section 7 to the extent such failure is not prejudicial), (b) the Indemnitee shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own; and (c) the Indemnifying Party shall be entitled, at its expense, to participate in any defense of such claim or Legal Proceeding. The notice sent to the Indemnifying Party by the Indemnitee shall describe in reasonable detail, to the extent known by the indemnitee, the facts and circumstances with respect to the alleged claim or Legal Proceeding, and include an estimate of the prospective Damages. If the Indemnitee so proceeds as described in this Section 7 with the defense of any such claim or Legal Proceeding: (i) all reasonable fees and expenses relating to the defense of such claim or Legal Proceeding shall constitute Damages, subject to the limitations and other provisions in Section 7; (ii) the Indemnifying Party shall make available to the Indemnitee any documents and materials that the Indemnitee determines in good faith may be necessary to the defense of such claim or Legal Proceeding; and (iii) the Indemnitee shall have the right to settle, adjust or compromise such claim or Legal Proceeding in good faith; provided, however, that if the Indemnitee settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Indemnifying Party, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnitee in connection with such claim or Legal

Proceeding (it being understood that if the Indemnitee requests that the Indemnifying Party consent to a settlement, adjustment or compromise, the Indemnifying Party shall not unreasonably withhold, condition or delay such consent).

7.6    Indemnification Claims.

(a)    If any Indemnitee has incurred or suffered or claims to have incurred or suffered, or believes that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Section 7, such Indemnitee may deliver a notice to the Indemnifying Party (any such notice being referred to as a “Notice of Indemnification Claim,” and the claim for indemnification, compensation and reimbursement described in such Notice of Indemnification Claim being referred to as an “indemnification claim”), which shall (i) state that such Indemnitee believes that that there is or has been an inaccuracy in or breach of a representation, warranty, covenant or obligation contained in this Agreement or that such Indemnitee is otherwise entitled to be held harmless, indemnified, compensated or reimbursed under this Section 7, (ii) contain a description of the circumstances supporting such Indemnitee’s belief that there is or has been such an inaccuracy or breach or that such Indemnitee may otherwise be entitled to be held harmless, indemnified, compensated or reimbursed and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Damages that have arisen and may arise as a result of the inaccuracy, breach or other matter referred to in such notice (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).

(b)    During the 20-day period commencing upon the delivery by an Indemnitee to the Representative of a Notice of Indemnification Claim (the “Dispute Period”), the Indemnifying Party shall deliver to the Indemnitee a written response (the “Response Notice”) in which the Indemnifying Party: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part (but not all) of the Claimed Amount is owed to the Indemnitee; or (iii) asserts that no part of the Claimed Amount is owed to the Indemnitee. Any part of the Claimed Amount that is not agreed by the Indemnifying Party to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Indemnifying Party asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) shall be referred to as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith and reasonable modifications by the Indemnitee to the Claimed Amount). If a Response Notice is not sent to the Indemnitee prior to the expiration of the Dispute Period, then, absent any material prejudice to the Indemnitee, the Indemnifying Party shall be conclusively and irrevocably deemed to have asserted that no part of the Claimed Amount is owed to the Indemnitee. If there is a Contested Amount, the Indemnifying Party (on behalf of the Stockholders) and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Indemnifying Party resolve such dispute in writing, then their resolution of such dispute shall be binding on the Indemnifying Party, Seller, Purchaser, the Stockholders and the other Indemnitees and a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitee and the

Indemnifying Party. Purchaser, on the one hand, or Seller and the Stockholders, on the other hand, in each case as applicable, shall, within 10 days following execution of such settlement agreement, pay the Stipulated Amount to the Indemnitee (which, in the case of Seller or a Stockholder, may be through reduction of the Holdback Shares and/or setoff pursuant to the provisions of Section 7.9).

(c)    If the Indemnifying Party and the Indemnitee are unable to resolve the dispute relating to any Contested Amount during the 30-day period commencing upon the delivery of the Response Notice, then either the Indemnitee or the Indemnifying Party may submit the contested portion of the indemnification claim to the court in accordance with Section 7. The final award setting forth the aggregate amount owed to the Indemnitee shall be referred to as the “Award Amount”. Purchaser, on the one hand, or Seller and the Stockholders, on the other hand, in each case as applicable, shall, within 10 days following the entry by the court of the Award Amount, pay the Award Amount to the Indemnitee; provided, that any payments required to be made by the Seller or the Stockholders in satisfaction of claims for indemnification pursuant to Section 7.2(a) (other than any inaccuracy in or breach of any Specified Representation) shall first be satisfied by the Purchaser’s cancellation of Holdback Shares with an aggregate Deemed Value equal to the Award Amount; provided further, that any payments required to be made by the Seller or the Stockholders in satisfaction of claims for indemnification pursuant to Section 7 may, upon Purchaser’s election, be satisfied by the Purchaser’s cancellation of Holdback Shares with an aggregate Deemed Value equal to the Award Amount.

7.7    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by Seller and Purchaser as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by applicable Legal Requirements.

7.8    Recovery of Securities. For purposes of this Section 7, including with respect to any Securities redeemed from the Holdback Shares, the deemed value of each share of Purchaser Shares shall be equal to the Deemed Value. Upon determination in accordance with this Agreement that a Purchaser Indemnitee shall recover Securities issued hereunder, such Stockholder shall take all reasonable action requested by Purchaser to effect the transfer or such shares to the applicable Purchaser Indemnitee or the forfeiture of such shares to the Purchaser, at Purchaser’s discretion, including returning the stock certificate evidencing such shares to Purchaser. Notwithstanding the foregoing, upon determination in accordance with this Agreement that a Purchaser Indemnitee is entitled to recover Securities issued hereunder, Purchaser shall be entitled to cancel on its books any stock certificate evidencing such shares and, upon such cancellation, such shares shall cease to be outstanding.

7.9    Setoff. In addition to any rights of setoff or other similar rights that Purchaser or any of the Purchaser Indemnitees may have at common law or otherwise, the Purchaser Indemnitees shall have the right to withhold and deduct any sum that is or may be owed to any Purchaser Indemnitee under this Section 7 from the Holdback Shares, Securities and any payments due under Section 1.9 or Section 1.10. Purchaser shall have the right, exercisable by delivery of written notice to Seller, to set-off against the Holdback

Shares, Milestone Shares and Securities issuable by Parent or Purchaser pursuant to this Agreement, and any payments due under Section 1.9 or Section 1.10, an amount equal to the aggregate amount of all Damages relating to Unresolved Claims for indemnification made by the Purchaser Indemnitees; provided, however, that if the amount of any Damages relating to claims for indemnification made by the Purchaser Indemnitees that is setoff against the Holdback Shares, Securities or any payments due under Section 1.9 or Section 1.10 exceeds the amount by which the payments were reduced for such claim, then, subject to the provisions of this Section 7, the Purchaser Indemnitees shall continue to be entitled to indemnification for the amount of such excess.

SECTION 8. MISCELLANEOUS PROVISIONS.

8.1    Fees and Expenses. Except as otherwise provided in this Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees, accounting fees and investment banking fees) that have been incurred or that are incurred by or on behalf of such party in connection with the Transactions.

8.2    Attorneys’ Fees. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.3    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by electronic mail) to the address or electronic mail address set forth beneath the name of such party below (or to such other address or electronic mail address as such party shall have specified in a written notice given to the other parties hereto):

if to Purchaser:

Biodesix, Inc.

2970 Wilderness Place

Boulder, CO 80301

Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Cooley LLP

380 Interlocken Crescent

Suite 900

Broomfield, CO 80021

Attention: Brent Fassett and Laura Medina

if to Seller:

Integrated Diagnostics, Inc.

219 Terry Avenue N Suite 100

Seattle, WA 98109

Attention: Board of Directors

With a copy (which shall not constitute notice) to:

IND Funding, LLC (c/o Life Science Alternative Funding LLC)

[***]

Attention: [***]

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Jim Morrone and Miles Jennings

if to Stockholder:

IND Funding, LLC (c/o Life Science Alternative Funding LLC)

[***]

Attention: [***]

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Jim Morrone and Miles Jennings

8.4    Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.5    Counterparts and Exchanges by Electronic Transmission. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) delivered electronically (including without limitation transmission by .pdf or other fixed image form) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.6    Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware applicable to Contracts executed in and to be performed entirely within such State. Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting within the

State of Delaware, and any appellate court from any thereof, in any Legal Proceeding arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally (a) agrees not to commence any such Legal Proceeding except in such courts; (b) agrees that any claim in respect of any such Legal Proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Legal Requirement, in such Federal court; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Legal Proceeding in any such Delaware State or Federal court; and (d) waives, to the fullest extent permitted by Legal Requirement, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in any such Delaware State or Federal court. Each of the parties to this Agreement hereby agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Legal Requirement. Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirement.

8.7    Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby

8.8    Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns. Purchaser may freely assign any or all of its rights and obligations under this Agreement (including its indemnification rights under Section 7), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto; provided, that, such Person agrees in writing to be bound by the provisions of this Agreement. Neither Seller nor any Stockholder may assign its rights and obligations under this Agreement without obtaining the written consent of Purchaser; provided, that, Seller and Stockholder may make such an assignment to any Affiliate who agrees in writing to be bound by the provisions of this Agreement.

8.9    Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach. The parties agree that no party shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Legal Proceeding.

8.10    Waiver.

(a)    No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)    No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.11    Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

8.12    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.13    Parties in Interest. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any rights or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, the Indemnitees shall be and are intended third-party beneficiaries of, and may enforce, Section 7.

8.14    Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

8.15    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement and the Exhibits to this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    The phrase “delivered to Purchaser” or similar phrases used in this Agreement shall mean that true and correct copies of the subject document were posted to the electronic data room for this transaction or were delivered in accordance with the notice provisions of Section 8.3 at least three (3) business days prior to the Closing.

(e)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

PURCHASER:

BIODESIX, INC.

By:	/s/ David Brunel
Name: David Brunel
Title: CEO

SELLER:

INTEGRATED DIAGNOSTICS, INC.

By:	/s Albert Luderer
Name: Albert Luderer
Title: Chief Executive Officer

STOCKHOLDER:

IND FUNDING LLC

By:	/s/ Steve DeNelsky
Name: Steve DeNelsky
Title: President

EXHIBIT B

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit B and the Disclosure Schedule):

“Acquisition” means:

(a)    the acquisition, directly or indirectly, in one transaction or a series of related transactions, by any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) of the beneficial ownership of securities of Purchaser possessing more than 50% of the total combined voting power of all outstanding securities of Purchaser (provided, however, that a Change of Control will not result upon such acquisition of beneficial ownership if such acquisition occurs as a result of: (i) a public offering of Purchaser’s securities or any financing transaction or series of financing transactions, in each case for bona fide financing purposes or (ii) a merger or consolidation involving Purchaser where the holders of the outstanding voting securities of Purchaser immediately prior to such merger or consolidation (taken in the aggregate) possess beneficial ownership of 50% or more of the total combined voting power of all outstanding voting securities of Purchaser, the surviving entity, the acquiring entity or a parent or holding company of the acquiring entity, immediately after such merger or consolidation); or

(b)    the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of Purchaser, except for a transaction in which the holders of the outstanding voting securities of Purchaser immediately prior to such transaction(s) (taken in the aggregate) receive as a distribution with respect to securities of Purchaser more than 50% of the total combined voting power of all outstanding voting securities of the acquiring entity or a parent or holding company of the acquiring entity immediately after such transaction(s).

For purposes of this definition of Change of Control, all references to Purchaser will be deemed to include any successor-in-interest to Purchaser or any direct or indirect parent entity or holding company of Purchaser or such successor-in-interest.

“Affiliate” when used with respect to any specified Person, shall mean any other Person who or that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Agreement” shall mean the Asset Purchase Agreement and Plan of Reorganization to which this Exhibit B is attached.

“Ancillary Document” means the Bill of Sale, the IP Assignment Agreement and the Secretary’s Certificate.

“CLIA” shall mean the Clinical Laboratory Improvement Amendments of 1988, as amended. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. “Code” shall mean the Internal Revenue Code of 1986, as amended.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, certificate, warranty, proxy, insurance policy, benefit plan or commitment, arrangement or undertaking of any nature.

“Control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “Controlled” shall have a correlative meaning.

“Damages” shall include claims, liabilities, damages, Taxes, diminution of value, lost profits, payments, obligations, losses, costs and expenses (including reasonable attorneys’ fees, court costs, expert witness fees, transcript costs and other expenses of litigation), and judgments (at law or in equity) of any nature, but shall not include indirect or consequential damages (unless such damages are reasonably foreseeable) nor punitive or special damages.

“Deemed Value” of the Securities, with respect to Section 7 only, shall mean, [***] per share of Series G Preferred Stock.

“DOL” shall mean the United States Department of Labor.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” shall mean any applicable federal, state, local or foreign Legal Requirement relating to pollution or protection of worker health or safety (with respect to exposure to Materials of Environmental Concern) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Taxes” shall mean any (i) Taxes of Seller (or any member, stockholder or Affiliate of Seller), or for which Seller (or any member, stockholder or Affiliate of Seller) is or are liable, for any taxable period; (ii) to the extent not included in the preceding subpart (i), all Taxes related to the Excluded Assets or Liabilities that are not Assumed Liabilities or Additional Liabilities, in each case, for any taxable period; (iii) Taxes relating to the Business, the Transferred Assets, the Assumed Liabilities or the Additional Liabilities for any Pre-Closing Tax Period; (iv) other Taxes of Seller (or any member, stockholders or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any member, stockholder or Affiliate of Seller) that becomes a Liability of Purchaser under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Legal Requirement); and (v) any Transfer Taxes borne by Seller pursuant to Section 1.7.

“FDA” shall mean the U.S. Food and Drug Administration and any successor organization.

“FD&C Act” shall mean the Federal Food, Drug, and Cosmetic Act, as set forth in 21 U.S.C. §301 et. seq., and all applicable regulations promulgated by the FDA.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Healthcare Laws” shall mean all applicable federal and state Legal Requirements relating to the regulation, provision or administration of, or payment for, healthcare products or services, including, but not limited to (i) the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), TRICARE (10 U.S.C. Section 1071 et seq.), Sections 1320a-7 and 1320-a-7a of Title 42 of the United States Code and the regulations and rules promulgated pursuant to such statutes; (ii) HIPAA; (iii) Medicare (Title XVIII of the Social Security Act) and the regulations and rules promulgated thereunder; (iv) Medicaid (Title XIX of the Social Security Act) and the regulations and rules promulgated thereunder; (v) quality and safety laws, rules or regulations relating to the regulation, provision or administration of, or payment for, healthcare products or services; (vi) laws, regulations or rules governing the provision of services to employees with workers compensation coverage or licensure or certification as a healthcare organization to provide such services; and (vii) licensure laws, rules or regulations relating to the regulation, provision or administration of, or payment for, healthcare products or services, each of (i) through (vii) as amended from time to time.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, and its implementing regulations, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations, as effective and as amended through the date of this Agreement.

“Indebtedness” shall mean both the current and long-term portions of any amount owed by Seller, without duplication, in respect of (a) borrowed money, extensions of credit, purchase money financing, and capitalized lease obligations or for the deferred purchase price of property or services, (b) all obligations for the reimbursement of any obligor for amounts drawn on any outstanding letters of credit, (c) all obligations evidenced by a note, bond, debenture or similar instrument, (d) all accrued and unpaid interest, fees, expenses, prepayment penalties or premiums on, or any guarantees or other contingent liabilities with respect to, any of the obligations referred to in the foregoing clauses (a) through (d); provided, however, that notwithstanding the foregoing, Indebtedness shall not be deemed to include any accounts payable incurred in the ordinary course of business except to the extent such amounts are included in clauses (a) through (d) above.

“Indemnitees” shall mean the Purchaser Indemnitees and the Seller Indemnitees, collectively.

“Intellectual Property” shall mean and include all algorithms (including classifiers, data analysis, prediction, and probabilities), application programming interfaces, apparatus, circuit designs and assemblies, data, databases and data collections, diagrams, designs, devices, analytics, materials (including chemical and biological materials and sequences and structural information thereof), compositions (including transition ion pairs for any diagnostic and normalization proteins), synthetic peptides and fragments, biomarkers, cell lines, viral lines, proteolytic reagents, assays, kits, panels, formulations, formulae, integrated quantification methods, multiple reaction monitoring mass spectroscopy methods, gate arrays, IP cores, inventions (whether or not patentable), know-how, trade secrets, logos, marks (including brand names, product names, logos, and slogans), processes, methods, image monitoring methods, network configurations and architectures, net lists, masks, photomasks, processes, proprietary information, protocols, schematics, models, layouts, diagrams, modules, dies, prototypes, specifications, software, software code (in any form including source code and executable or object code), statistical programs, subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible or electronic embodiments of the foregoing).

“Intellectual Property Opinions” shall mean written opinions regarding the ownership, validity, patentability, inventorship, or enforceability of any Intellectual Property Rights of Seller or regarding freedom to operate or infringement (or lack of either of the foregoing) of or by the research, development, manufacture, use, sale, importation or other exploitation of the Seller Products.

“Intellectual Property Representations” shall mean the representations and warranties set forth in Section 2.7.

“Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, design rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above, and all goodwill in or to any of the foregoing.

“IRS” shall mean the United States Internal Revenue Service.

Knowledge. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter or could be expected to have discovered or otherwise became aware of such fact or other matter after reasonable inquiry. Seller shall be deemed to have “Knowledge” of a particular fact or other matter only if a director or officer of Seller has Knowledge of such fact or other matter.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” means any and all liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter that is, or would reasonably be expected to be or to become, materially adverse to the business, , assets, capitalization, Liabilities, results of operations or financial condition of Seller, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any change, event, effect, claim, circumstance or matter, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Seller operates; (iii) any changes in financial, banking or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; the announcement, pendency or completion of the transactions contemplated by this Agreement; or any natural or man-made disaster or acts of God.

“Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now regulated by any Environmental Law.

“Milestone Event” shall mean [***].

“Order” shall mean any order, writ, injunction, judgment or decree.

“Permitted Encumbrances” shall mean: (a) liens for Taxes that are not yet due and payable or that are being contested in good faith and for which appropriate reserves have been established on the most recent Seller Financial Statements; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property; (d) liens imposed by law and incurred in the ordinary course of business for obligations not yet due and payable; and (e) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Data” shall mean information that alone or in combination can be used to specifically identify a natural person.

“Pre-Closing Tax Period” shall mean any taxable year or period that ends on or before the day prior to the Closing Date and, with respect to any Straddle Period, the portion of such taxable year or period ending on the Closing Date.

“Purchaser Indemnitees” shall mean (a) Purchaser; (b) Purchaser’s current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, registered designs and registered trademarks and all applications or similar submissions for any of the foregoing.

“Regulatory Approval” shall mean all necessary approvals, licenses or authorizations of the FDA or other applicable Governmental Body necessary for the development, manufacture, marketing and sale of a Product in all countries in the world, including any pre-market approval applications, CE marks, de novo classification petitions, premarket notifications or analogous approvals (including all information submitted or incorporated by reference therewith), pricing or reimbursement approvals, in each case, whether or not legally required in order to sell the product in such country, and any approvals by the applicable Governmental Body of any expansion or modification of the label for the Product.

“Representatives” shall mean officers, directors, employees, partners, agents, attorneys, accountants, advisors and representatives.

“Seller Affiliate” shall mean any Person under common control with Seller within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Seller Contract” shall mean any Contract: (a) to which Seller is a party; (b) by which Seller is bound or under which Seller has any obligation; or (c) under which Seller has any right or interest.

“Seller Employee” shall mean any current or former employee, consultant, independent contractor or director of Seller or a Seller Affiliate.

“Seller Employee Agreement” shall mean any management, employment, severance, change in control, transaction bonus, consulting, relocation, repatriation or expatriation agreement or other Contract between Seller or a Seller Affiliate and any Seller Employee, other than any such Contract that is terminable “at will” and without any obligation on the part of Seller or any Seller Affiliate to make any payments or provide any benefits in connection with termination of such Contract other than the requirement to make continued healthcare coverage available to the Seller Employee in accordance with applicable Legal Requirements.

“Seller Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, and whether funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to or required to be contributed to by Seller or any Seller Affiliate for the benefit of any Seller Employee and with respect to which Seller or any Seller Affiliate has or may have any liability or obligation; provided, however, than a Seller Employee Agreement shall not be considered a Seller Employee Plan.

“Seller Equity Plan” shall mean Seller’s 2009 Equity Incentive Plan.

“Seller Indemnitees” shall mean (a) Seller; (b) Seller’s current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

“Seller IP” shall mean (a) all Intellectual Property Rights owned by or exclusively licensed to Seller and (b) all other Intellectual Property Rights used in Seller’s business.

“Seller IP Contract” shall mean any Contract to which Seller is a party or by which Seller is bound, that contains any assignment, option, grant or license of, or covenant not to assert, defend or enforce, any Intellectual Property Right or that otherwise relates to any Seller IP or any Intellectual Property developed or acquired by, with, or for Seller.

“Seller Option” shall mean a subscription, option, call, warrant or right of any kind to purchase any shares of capital stock of Seller, whether vested or unvested and whether or not granted under the Seller Equity Plan.

“Seller Pension Plan” shall mean any (a) Seller Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, or (b) other occupational pension plan, including any final salary or money purchase plan.

“Seller Privacy Policy” shall mean each external or internal, past or present privacy policy of Seller, including any policy relating to (i) the privacy of users of Seller Products or of any website or service operated or maintained by or on behalf of Seller, (ii) the collection, storage, disclosure, and transfer of any User Data or Personal Data, and (iii) any employee information.

“Seller Product” shall mean any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by Seller.

“Seller Stock Award” shall mean an award of shares of capital stock of Seller that is subject to a vesting schedule or right of Seller or any Person to repurchase or require such shares or an award of a right to acquire shares of capital stock of Seller (other than a Seller Option) or cash with a value based on the value of shares of capital stock of Seller, whether vested or unvested and whether or not granted under the Seller Equity Plan.

“Series G Preferred Stock” shall mean the Series G Preferred Stock of Purchaser, par value $0.001 per share, or the Common Stock of Purchaser, par value $0.001 if all other shares of Series G Preferred Stock of Purchaser have converted to Common Stock.

“Specified Representations” shall mean the representations and warranties set forth in Section 2.1 (Corporate Status; Subsidiaries), Section 2.2 (Authorization and Enforceability; No Conflict), Section 2.3 (Capitalization), Section 2.10 (Tax Matters), Section 2.17 (Financial Advisor), Section 3.1 (Authority; Binding Nature of Agreement), Section 3.2 (Title), Section 3.4 (Finder’s Fees), Section 4.1 (Due Organization), Section 4.2 (Authority; Binding Nature of Agreement), and Section 4.4 (Capitalization).

“Stockholder Agreements” shall mean the Tenth Amended and Restated Investor Rights Agreement, the Sixth Amended and Restated Voting Agreement and the Seventh Amended and Restated Right of First Refusal and Co-Sale Agreement, each between Purchaser and certain of its stockholders dated April 12, 2017.

“Stockholder Package” shall mean (i) a joinder and release of claims, (ii) a completed Accredited Investor Questionnaire confirming such Stockholder is accredited within the meaning of Regulation D under the Securities Act and (iii) a counterpart signature page to each of the Stockholder Agreements.

“Straddle Period” shall mean any taxable that begins on or before but does not end on the Closing Date.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) a majority of the outstanding equity or financial interests of such Entity.

“Tax” shall mean any tax of any kind whatsoever including any U.S. federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, escheat, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Representations” shall mean the representations and warranties set forth in Section 2.10.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transactions” shall mean the transactions and other matters contemplated by the Agreement.

“Transferred Employee” shall mean any Seller Employee set forth on Exhibit G who accepts an offer of employment with Purchaser in connection with the Transactions contemplated hereunder.

“Unresolved Claims” shall mean the aggregate amount of the Claimed Amounts and Contested Amounts associated with all indemnification claims contained in Notices of Indemnification Claim that have not been finally resolved and paid, if applicable, prior to the Release Date in accordance with Section 7.

“User Data” shall mean any Personal Data or other data or information collected by or on behalf of Seller from users of Seller Products or of any website or service operated or maintained by or on behalf of Seller.

“Xpresys Lung Diagnostic Test” means the Seller’s blood test, identified as Xpresys Lung version 2 (XL2), with the intended use of identifying lung nodules that are likely benign so those nodules can safely avoid risky and costly invasive procedures such as biopsy and surgery.